Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AND SALE AGREEMENT

By And Among

LIME ENERGY SERVICES CO.

As Seller,

LIME ENERGY CO.

- And -

POWERSECURE, INC.

As Purchaser

Dated: February 28, 2013

i

Schedules

1.1(a)	Assigned Accounts Receivable
1.1(b)	Tangible Personal Property
1.1(d)	Assumed Contracts
1.1(e)	Intellectual Property
1.1(f)	Database Management System
1.1(g)	Assumed Projects
1.1(j)	Leased Real Property
1.3(a)(i)	Assumed Projects Obligations
1.3(a)(v)	Assumed Bond Liabilities
1.3(a)(vi)	Assumed Seller Leases
1.3(a)(vii)	Transferred Employees Vacation Pay
1.3(a)(viii)	Assumed Seller Debts
3.1	Foreign Qualifications
3.4	Conflicts
3.5	Consents
3.6	Proceedings
3.8	Undisclosed Liabilities
3.9	Liabilities
3.11A	Asset Locations
3.11B	Lien Holders
3.13	Personal Property Leases
3.15	Accounts Receivable
3.16	Intellectual Property
3.178	Relationships with Customers and Suppliers
3.18A	Employees and Contractors
3.18B	Employment Agreements
3.19	Contracts
3.20	Permits
3.21	Warranties
3.24	Environmental
3.26	Insurance Policies
3.27	Exceptions to Assumed Contract Financial Information
3.28	Disclosure
7.3	Form of Unaudited Closing Date Balance Sheet
7.7	Key Employees
7.10	Subcontract Consents Not Obtained
7.11	Replacement Bonds

Exhibits

A—License Agreement

B—Transition Services Agreement

C— Subcontractor Agreement

PowerSecure International, Inc. hereby agrees to furnish supplementally a copy of the omitted Schedules and Exhibits to the Securities and Exchange Commission upon request.

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2013, by and among Lime Energy Services Co., a Massachusetts corporation (“Seller”), Lime Energy Co., a Delaware corporation (“Lime”), and PowerSecure, Inc., a Delaware corporation (“Purchaser”).

Recitals:

WHEREAS, Seller is engaged, among other things including the Excluded Assets (as defined below), in the business of the design, installation and maintenance of energy conservation measures (i) as a subcontractor to Super ESCO Customers (as defined herein) for public, institutional, commercial and industrial customers (“End Use Customers”) and (ii) as a prime contractor directly to such End Use Customers, as such business has been conducted by Seller over the past five years (the “ESCO Business”); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, substantially all of the assets of Seller relating to the operation of the ESCO Business, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1

PURCHASE AND SALE OF THE ASSETS

Section 1.1 Purchase and Sale. At the Closing (as defined herein), upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall accept and acquire from Seller, all right, title and interest in and to all the assets and properties of Seller of every kind, character and description, whether now owned or hereafter acquired by Seller prior to the Closing Date, whether real, personal or mixed, whether tangible or intangible, and wherever located, and whether or not specially referred to in this Agreement or reflected on the books and records of Seller, free and clear of any Liens (as defined herein), which are used, intended for use or held for use in connection with, or otherwise necessary for the conduct of, the ESCO Business, other than the Excluded Assets as defined in Section 1.2 hereof (all of which (other than the Excluded Assets) are collectively referred to herein as the “Assets”), including, but not limited to, all of the following assets and properties of Seller used, intended for use or held for use in connection with, or otherwise necessary for the conduct of, the ESCO Business:

(a) all accounts and notes receivable, retention receivable, unbilled revenue and any other contracts or rights to receive payments from any Person, together with any unpaid finance charges, security, claim or other right relating to the foregoing, including, without limitation, the accounts and notes receivable and unbilled revenue arising out of sales occurring in the conduct of the ESCO Business, as of the Closing Date, as set forth on Schedule 1.1(a) (the “Accounts Receivable”);

(b) all equipment, machinery, furniture, fixtures, furnishings, tools, dies, molds, appliances, computers, telephones, office equipment and supplies, and all other items of tangible personal property, including, without limitation, the personal property and equipment set forth on Schedule 1.1(b) (the “Tangible Personal Property”);

(c) [Intentionally Omitted];

(d) all rights and interests under all contracts, agreements, obligations, licenses, leases, instruments, notes, deeds, mortgages, deeds of trust, security agreements, guarantees, bonds, indentures, loan or credit agreement, debt instrument, joint ventures and all other instruments, commitments and legally binding arrangements, whether written or oral (collectively, “Contracts”), to which Seller is a party and which are utilized solely in the conduct of the ESCO Business, as set forth on Schedule 1.1(d) in respect of the Assumed Projects (the “Assumed Contracts”);

(e) all of the following that are owned or licensed by Seller and used in or necessary for the conduct of the ESCO Business: (i) all rights, interests and protections under all patents, patentable designs and inventions, trademarks, trade names (including the trade name “Applied Energy Management” and variations thereof but excluding the trade names “Lime Energy,” “Lime Energy Services Co.” and “Landmark” and variations thereof) , trade dress, brand names, logos, service marks, copyrights, internet domain names, original works of authorship in any medium or of expression, whether or not published; (ii) all confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, ideas, drawings, specifications, methods, processes, compositions, materials, formulations, data bases, manufacturing and production processes and techniques, customer and supplier lists, pricing and cost information and other trade secrets; (iii) all other proprietary indicia of goods and services, whether registered, unregistered or arising by law; (iv) all applications, registrations, issuances, extensions, renewals, reissues and continuations thereof; (v) all licenses and sublicenses with respect thereto; (vi) all goodwill associated therewith; (vii) all remedies against infringement thereof; and (viii) all other intellectual property, intangible property and related proprietary rights, interests and protections, however arising, of every kind and nature, as set forth on Schedule 1.1(e) (collectively, “Intellectual Property”);

(f) all computer software and programs (including documentation and related object and source codes) and all rights and interests therein, with the exception of the Database Management System (known as LDMS and WDMS), as described on Schedule 1.1(f), as to which Seller shall grant to Purchaser a perpetual, non-exclusive, royalty free, world-wide license pursuant to a mutually acceptable License Agreement in the form of Exhibit A;

(g) all rights and interests under orders, bids, quotations, commitments, jobs in progress and similar arrangements relating to the purchase or sale of Seller’s goods and services, and all customer deposits and advance billings in respect of the Assumed Contracts, to the extent (i) not included in the calculation of Closing Net Working Capital in accordance with Section 2.1, (ii) not fulfilled prior to the Closing Date, and (iii) set forth on Schedule 1.1(g) (the “Assumed Projects”);

(h) all rights and interests, to the extent transferable and following such notices as may be required thereunder, under all permits, licenses, franchises, approvals, qualifications, authorizations, orders, registrations, certificates, variances, and similar rights obtained from or issued by any Governmental Authority (as defined herein), and all pending applications therefor in respect of the Assumed Contracts (collectively, “Permits”);

(i) all rights and interests of Seller under all warranties, guarantees, indemnities, non-disclosure agreements, non-solicitation agreements and covenants not to compete for the benefit of the ESCO Business or the Assets, excluding such rights and interests set forth on Schedule 1.1(i);

(j) all real property and interests in real property leased by Seller, including all interests in all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, together with all rights, title and interest in and to leasehold improvements relating thereto including, but not limited to, security deposits, reserves and prepaid rents paid in connection therewith (the “Leased Real Property”), to the extent transferable or assignable to Purchaser and set forth on Schedule 1.1(j);

(k) originals, or where not available, copies, of all books and records pertaining to the Assets or the ESCO Business, including but not limited to books of account, ledgers, financial and accounting records, files, data, documents, forms, correspondence, tax records, invoices, shipping records, machinery and equipment maintenance files, customer lists and purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, correspondence and communications with any Governmental Authority, sales material and records, strategic plans, internal financial statements and projections and budgets, plats, architectural plans, drawings, specifications, creative materials, marketing, advertising and promotional literature and materials, surveys, studies, reports, and other printed, written, machine readable, electronic or computer-generated materials to the extent they relate to the Assets or the ESCO Business (the “Customer Records”), provided that to the extent any of the Customer Records are items susceptible to duplication and are either (x) used in connection with any of Seller’s businesses other than the ESCO Business or (y) are required by Law to be retained by Seller, Seller may deliver complete and accurate photostatic copies or other reproductions from which, in the case of Customer Records referred to in subsection (x), information solely concerning Seller’s businesses other than the ESCO Business has been deleted;

(l) all advertising, sales and promotional literature, customer lists, price lists, mailing lists, referral sources, distribution lists and other sale-related materials, provided such materials do not contain the trade names “Lime Energy” or “Lime Energy Services Co.” or any variations thereof;

(m) all rights relating to credits, prepaid costs and expenses, deferred charges, advance payments and security deposits, subject to the Prorations set forth in Section 2.2;

(n) all automobiles, trucks and other vehicles, if any;

(o) all claims, causes of action, refunds, rights of recover, rights of set-off and rights of recoupment of any kind; and

(p) all other right, title and interest of Seller in, to and under all other assets, rights, interests and claims of every kind and nature used, intended to be used or held for use in the operation of the ESCO Business that are not Excluded Assets.

Section 1.2 Excluded Assets. Notwithstanding any provision in Section 1.1 or elsewhere herein to the contrary, the Assets shall not include any of the following (collectively referred to herein as the “Excluded Assets”):

(a) the corporate franchise of Seller and the records of all matters pertaining to its corporate existence including minute books, stock transfer books, tax returns, and tax identifications, books of account and other records pertaining to Seller’s corporate organization;

(b) any Employee Plan (as defined herein) of Seller;

(c) any rights and interests of Seller under Contracts that are not Assumed Contracts;

(d) all rights of Seller under this Agreement and the other Seller Related Instruments (as defined herein);

(e) any assets, business, properties, rights and interests of Seller used primarily in the operation or conduct of any business of Seller other than the ESCO Business;

(f) except for the Customer Records, all other books and records of Seller including, without limitation, the minute books and stock transfer books, the financial statements, tax returns, and computer files;

(g) all refunds or credits, if any, of taxes of any type whatsoever due to or from Seller;

(h) all of Seller’s right, title and interest in, to and under the names and trademarks “Lime Energy Services Co.,” “Lime Energy,” “Lime,” “Landmark” and the related logos and any derivatives thereof;

(i) all rights and interests under orders, bids, quotations, commitments, jobs in progress and similar arrangements relating to the purchase or sale of Seller’s goods and services that are not Assumed Projects; and

(j) all cash, inventory, insurance premium prepayments or premium refunds, and any other assets, properties, rights or interests set forth on Schedule 1.2.

Section 1.3 Liabilities.

(a) Notwithstanding any other provision herein to the contrary, Purchaser is not assuming and shall have no obligation to pay, perform or discharge any liabilities, debts, accounts payable or other obligations or commitments of Seller, including, without limitation, obligations to pay interest, penalties, fees, costs and expenses, or otherwise relating to the Assets or the ESCO Business of any kind or nature whatsoever, whether known or unknown, fixed or contingent, arising or accruing prior to the Closing (collectively, “Liabilities”), other than the following Liabilities of Seller:

(i) all Liabilities of Seller under the Assumed Projects arising and to be performed prior to or on the Closing Date (including trade accounts payable and accrued and unearned customer deposits), to the extent such obligations are included in the calculation of Closing Net Working Capital as more specifically listed in Schedule 1.3(a)(i), excluding Liabilities arising by reason of any willful misconduct, recklessness or fraud by Seller based on events, occurrences or circumstances prior to the Closing Date, regardless of when any such Liabilities are asserted;

(ii) all Liabilities that arise under the Assumed Projects after the Closing Date;

(iii) all Liabilities of Seller with respect to Seller’s product warranties with respect to the Assumed Contracts, for replacement of, or refund for, damaged, defective or returned products, to the extent such products are subject to outstanding warranties;

(iv) all Liabilities arising out of claims of third parties for damage or injury suffered as the result of defective products sold in connection with the Assumed Contracts by Seller prior to the Closing Date, but only if the facts, circumstance, conditions or occurrence giving rise to any such claim takes place on or after the Closing Date;

(v) all Liabilities arising out of claims of third parties or the bond issuers in connection with the performance bonds listed in Schedule 1.3(a)(v);

(vi) all Liabilities arising out of Seller Leases assumed by Purchaser and listed in Schedule 1.3(a)(vi);

(vii) all accrued vacation and personal days related to the termination of Employees of Seller who are hired by Purchaser in connection with the Closing as listed in Schedule 1.3(a)(vii) (the “Transferred Employees Vacation Pay”); and

(viii) any other Liabilities of Seller expressly and specifically set forth on Schedule 1.3 (a)(viii) (the “Assumed Seller Debts”).

The Liabilities set forth in this Section 1.3(a) are collectively referred to herein as the “Assumed Liabilities.” Any and all Liabilities of Seller, whether or not relating to the Assets or the ESCO Business other than the Assumed Liabilities, are referred to herein as the “Excluded Liabilities.”

(b) Notwithstanding the foregoing, except for Assumed Liabilities expressly and specifically set forth above, for purposes of amplification and not of limitation Purchaser shall not assume and shall have no obligation to pay or perform any Liabilities of Seller, including but not limited to the following:

(i) any tax, fee or charge accruing or arising on or prior to the Closing Date;

(ii) any trade or accounts payable not directly related to Assumed Contract or Assumed Projects;

(iii) except as specifically set forth on Schedule 1.3, any Liabilities for (A) wages, salaries, bonuses, commissions, vacation pay, sick pay, holiday pay, severance or termination pay, subject to assumption by Purchaser of the Liabilities if and to the extent included in the calculation of Closing Net Working Capital in accordance with Section 2.1, (B) employee benefits, including without limitation pension plans, bonus plans, profit-sharing plans, life, health or disability insurance programs, 401(K) plans and retirement plans, (C) FICA, Medicare, FUTA or other payroll taxes, or (D) any other liability or obligation pertaining to any present or former director, officer, shareholder, employee, consultant, independent contractor and other persons or entities who provide or have provided services to Seller;

(iv) any Liabilities under any Assumed Contract (A) not specifically and expressly assumed by Purchaser, (B) neither validly and effectively assigned by Seller to Purchaser hereunder nor subcontracted by Purchaser from Seller, or (C) to the extent such Liabilities arise out of or are related to the willful misconduct, fraud or recklessness by Seller under such Assumed Contract;

(v) any Liability under any lease of property, real or personal, arising or accruing prior to Closing, unless expressly assumed by Purchaser hereunder;

(vi) any Liabilities relating to or arising out of the Excluded Assets;

(vii) any Liabilities arising out of or relating to an environmental matter arising out of or relating to facts, circumstances or conditions existing on or prior to the prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Seller, including without limitation any violation of any environmental law or regulation or any other law or regulation relating to health or safety of employees;

(viii) any Liabilities arising under any guarantee, bond, debt, loan or credit agreement, promissory note, mortgage, security agreement, pledge or other similar agreement or instrument or otherwise relating to any financial indebtedness of Seller, the ESCO Business or the Assets or any loan by any director, officer, stockholder, employee or agent or any of their Affiliates to Seller, except for the assumed performance bonds pursuant to Section 1.3(a)(vii);

(ix) any Liabilities arising under any loan by or to any present or former director, officer, shareholder, employee or agent of Seller or any of its Affiliates to Seller;

(x) any Liability of Seller for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the ESCO Business, the Assets or the Assumed Liabilities arising or accruing prior to the Closing Date; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 7.5; (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description, including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of law;

(xi) any Liabilities to indemnify, reimburse or advance amounts to any Person (including but not limited to any present or former officer, director, stockholder, employee or agent) for any expense, loss, damage, judgment, fine, cost, amount paid in settlement, legal fees or otherwise, whether such indemnity is pursuant to any statute, charter document, bylaws, agreement or otherwise), except for Liabilities for indemnification obligations arising under Section 6, except for Liabilities to indemnify any surety or guarantor in connection with the performance bonds listed in Schedule 1.3(a)(vii) (or any replacement bonds therefor);

(xii) any Liability incurred by Seller under this Agreement or any Seller Related Instrument, or any and all costs, fees and expenses incurred by Seller in connection herewith or the transactions contemplated hereby, including without limitation any tax, fee or charge incurred as a result of this Agreement and the transactions contemplated hereby or the fees and expenses of counsel, accountants, investment bankers and advisors, consultants, advisors and other agents and representatives retained by or on behalf of Seller;

(xiii) any Liabilities in respect of any pending or threatened Legal Proceeding (as defined herein) arising out of, relating to or otherwise in respect of the Assets or the operation of the ESCO Business arising or relating to any period of time prior to the Closing Date;

(xiv) any Liabilities of the ESCO Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (A) do not constitute part of the Assets acquired by Purchaser that were issued by customers of the ESCO Business to Seller on or before the Closing, (B) did not arise in the ordinary course of business, or (C) are not validly and effectively assigned to Purchaser or subcontracted by Purchaser from Seller pursuant to this Agreement;

(xv) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold, or of any services performed, by Seller, and any recall, design defect or similar claims related to any products manufactured or sold or any services performed by Seller, except for the Assumed Liabilities described in Section 1.3(a)(iv);

(xvi) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Legal Requirement or Governmental Order (as defined herein); and

(xvii) except as provided in Section 1.3(a), any Liability of Seller or related to the ESCO Business or the Assets, fixed, contingent or otherwise, whenever accrued, whether or not arising in the ordinary course of business, including without limitation relating to or arising out of services rendered by Seller, or the conduct of the ESCO Business prior to the Closing;

(c) Seller hereby agrees that Seller is retaining and shall be liable and responsible for, and Seller agrees to timely and properly pay, perform and discharge in full, all of the Excluded Liabilities.

Section 1.4 Accounts Receivable. If, after the Closing, any payment with respect to any Accounts Receivable are received or collected by Seller or any of its Affiliates, Seller shall immediately notify Purchaser of such receipt and shall thereafter promptly (and in no event more than three (3) business days after receipt thereof) transmit such payment in full to Purchaser.

SECTION 2

PURCHASE PRICE AND PAYMENT

Section 2.1 Purchase Price.

(a) At the Closing, upon the terms and subject to the conditions set forth herein, Seller shall sell to Purchaser, and Purchaser shall acquire from Seller, all of the Assets for an aggregate purchase price (the “Purchase Price”) of (i) (A) $4,000,000 in cash, minus (B) the amount (if any) by which the estimated Closing Net Working Capital is less than the Target Net Working Capital; plus (C) the amount, if any, of the Prorations owed by Purchaser to Seller, minus (D) the amount, if any, of the Prorations owed by Seller to Purchaser, plus (E) for the two day period of March 1- March 2, 2013, the amount of wages and salary for all the Employees of Seller who are hired by Purchaser in connection with the Closing, together with the related amount of FICA, Medicare, FUTA and other payroll taxes (collectively, the “Cash Consideration”); and (ii) the assumption of the Assumed Liabilities.

(b) For purposes of this Section 2.1, the following definitions shall apply:

(i) “Target Net Working Capital” means negative One Million Five Hundred Thousand Dollars (-$1,500,000).

(ii) “Closing Net Working Capital” means the amount (whether positive or negative) by which (a) the current assets of the ESCO Business in respect of the Assumed Contracts and the Assumed Projects as of the Closing Date (excluding cash, inventory and Tax assets), exceeds (b) (Y) the current liabilities (including, without limitation, all liabilities incurred but not yet invoiced) of the ESCO Business in respect of the Assumed Contracts and the Assumed Projects as of the Closing Date plus (Z) the amount, if any, of all accrued Transferred Employees Vacation Pay, less the amount, if any, paid by Seller on or within 14 days after the Closing Date to any of the Transferred Employees in satisfaction of accrued vacation and personal days relating to the termination of such Transferred Employees, in each case as determined in accordance with generally accepted account principles, consistently applied (“GAAP”).

Section 2.2 Payment of Estimated Purchase Price and Purchase Price Adjustment.

(a) At least two (2) Business Days prior to the Closing, Seller shall have delivered a good faith estimate of the Cash Consideration including an estimate of the Closing Net Working Capital calculated as of the end of the Closing Date (the “Estimated Purchase Price”), which estimate shall be reasonably acceptable to Purchaser.

(b) The amount of the Estimated Purchase Price shall be payable at the Closing, by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser no later than two Business Days prior to the Closing Date.

(c) Within ninety (90) days following the Closing Date, Purchaser shall deliver to Seller a calculation of the Cash Consideration and the Closing Net Working Capital (the “Purchase Price Statement”), in each case, calculated as of the end of the Closing Date. The Closing Net Working Capital shall contain those balance sheet items as set forth in Schedule 2.2. The Purchase Price Statement shall be prepared, and the Closing Net Working Capital shall be determined, in accordance with GAAP.

(d) During the period immediately following Seller’s receipt of the Purchase Price Statement, Seller shall be permitted to review Purchaser’s working papers related to the preparation of the Purchase Price Statement and determination of the Purchase Price. Purchaser shall reasonably cooperate and provide Seller and its Representatives reasonable access (upon reasonable notice) to the books and records of the ESCO Business acquired pursuant to the transactions contemplated by this Agreement as necessary to facilitate calculation of the Purchase Price. The Purchase Price Statement and Purchase Price shall become final and binding upon the Parties thirty (30) days after Seller’s receipt of the Purchase Price Statement from Purchaser unless Seller shall give written notice of its disagreement (a “Notice of Disagreement”) to Purchaser prior to such date. If a timely Notice of Disagreement is received by Purchaser, then the Purchase Price Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the Parties on the earlier of (i) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date all matters in dispute are finally resolved in writing by the Accounting Firm as provided in Section 2.2(e) below. During the thirty (30) days following delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve any differences they have with respect to the matters specified in the Notice of Disagreement; provided that any settlement negotiations shall not be discoverable by or communicated to the Accounting Firm without the mutual consent of the Parties. Following delivery of a Notice of Disagreement, Purchaser and its Representatives shall be permitted to review Seller’s and its Representatives’ working papers relating to the Notice of Disagreement and Seller shall continue to be permitted to review Purchaser’s working papers related to the preparation of the Purchase Price Statement and determination of the Purchase Price.

(e) At the end of the thirty (30) day period referred to above, either Party may submit to Deloitte & Touche LLP (“Deloitte”) (excluding the Raleigh, North Carolina office, or if Deloitte is unable or unwilling to act as the accounting firm to resolve the remaining disputed items, such other nationally recognized accounting firm mutually agreeable to Purchaser and Seller) (the “Accounting Firm”) for review and resolution of such matters that remain in dispute and the Accounting Firm shall resolve all remaining disputed items. The Parties shall instruct the Accounting Firm to select one of its partners experienced in purchase price adjustment disputes to make a final determination of the Closing Net Working Capital and the resulting Purchase Price in accordance with the guidelines and procedures set forth in this Agreement. The Parties will reasonably cooperate with the Accounting Firm during the term of its engagement. The Parties shall instruct the Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or Seller, on the other hand. The Parties shall also instruct the Accounting Firm to make its determination based solely on written submissions by Purchaser and Seller made in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Accounting Firm may, at its discretion, conduct a conference concerning the dispute, at which conference each Party shall have the right to present additional documents, materials and other information related to the identified disputed matters and to have present its Representatives. The Purchase Price Statement and the determination of the Purchase Price shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to the Parties (which final resolution shall be requested by the Parties to be delivered not more than forty-five (45) days following submission of such disputed matters), absent manifest clerical errors or fraud. The Parties shall request that the Accounting Firm deliver a reasoned resolution setting forth the Accounting Firm’s rationale in reaching its determination. The fees and expenses of the Accounting Firm shall be allocated by the Accounting Firm between Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by the Parties. For clarification, the “contested amount” means the difference (expressed in absolute value) between the aggregate amount attributed by Purchaser to the items in dispute and the aggregate amount attributed by Seller to the items in dispute, all as submitted to the Accounting Firm. Purchaser and Seller shall designate in writing to the Accounting Firm the amount representing the “contested amount” for purposes of the Accounting Firm’s determination of what amount, if any, each party shall be obligated to pay of the costs, fees and expenses of the Accounting Firm. Purchaser represents that the Accounting Firm has not provided tax, audit or consulting services for Purchaser or any of its Affiliated entities, except for the Raleigh, North Carolina office of the Accounting Firm which provides minor tax and accounting consulting services from time to time but does not serve as Purchaser’s independent or primary auditor or accounting firm. Seller represents that the Accounting Firm has not provided tax, audit or consulting services for Seller or any of its Affiliated entities.

(f) The Purchase Price as finally determined pursuant to subsections (d) and (e) above shall be the “Final Purchase Price.”

(g) If the Final Purchase Price is greater than the Estimated Purchase Price, then Purchaser shall, within five (5) Business Days after the date the Final Purchase Price is determined under and in accordance with subsections (c) and (d) above, pay to Seller by wire transfer of immediately available funds to the account(s) designated by Seller, the amount of such difference. If the Final Purchase Price is less than the Estimated Purchase Price, then Seller shall, within five (5) Business Days after the date the Final Purchase Price is determined under and in accordance with subsections (d) and (e) above, pay to Purchaser by wire transfer of immediately available funds to the account(s) designated by Purchaser, the amount of such difference.

Section 2.3 Prorations. The following prorations (“Prorations”) relating to the Assets, the Real Property Leases and the ownership and operation of the ESCO Business shall be made as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date and Purchaser liable to the extent such items relate to periods beginning with and subsequent to the Closing Date: all prepaid expenses relating to the ESCO Business and the Real Property Leases, including, but not limited to, rent, utilities, insurance premiums, and prepaid allocable share of real property taxes, if any, and the other items listed in Schedule 2.3 (the “Prepaid Expenses”). Except as otherwise agreed by the parties, the net amount of all such Prorations shall be settled and paid at the Closing, with any reconciliation made, if necessary, within thirty (30) days following the Closing.

Section 2.4 Allocation of Purchase Price.

(a) The Purchase Price shall be allocated among the Assets for all purposes (including financial reporting and tax purposes) as set forth on a mutually acceptable allocation schedule (“Allocation Schedule”). Seller and Purchaser each hereby covenants and agrees that such Person will report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the allocation set forth on the Allocation Schedule under this Section 2.4 (the “Allocation of Purchase Price”), and that it will not take a position on any income tax return, before any Governmental Authority charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the Allocation of Purchase Price or the terms of this Agreement.

(b) A draft of the Allocation Schedule shall be prepared by Purchaser and delivered to Seller within 60] days after the Closing Date or, if later, 30 days after the date Seller delivers the Financial Statements to Purchaser. If Seller notifies Purchaser in writing that Seller objects to one or more items reflected on the Allocation Schedule within 30 days after delivery of the Allocation Schedule, then Seller and Purchaser shall negotiate in good faith to resolve such disputes; provided, however, that if Seller and Purchaser are unable to resolve in good faith all objections and disputes with respect to the Allocation Schedule within 30 days after Seller notifies Purchaser of its objection, then such objections and disputes shall be resolved by the Accounting Firm, the fees and expenses of which shall be borne equally by Seller and Purchaser.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND LIME

In order to induce Purchaser to enter into this Agreement and to perform its obligations hereunder, Seller and Lime hereby jointly and severally represent and warrant to and for the benefit of Purchaser as follows:

Section 3.1 Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Massachusetts. Lime is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified or licensed to do business and in good standing as a foreign corporation in North Carolina and in each other state or jurisdiction in which the ownership, lease or operation of the Assets or the conduct of the ESCO Business makes such qualification or licensing necessary, which states and jurisdictions are listed on Schedule 3.1. Except for the States listed on Schedule 3.1, (i) no other jurisdiction has claimed, in writing or otherwise, that Seller is required to be licensed or qualified as a foreign corporation therein as a result of the Assets or the ESCO Business, (ii) Seller has never filed any franchise, income or other tax returns in any other jurisdiction in connection with the Assets or the ESCO Business, and (iii) Seller does not own, lease or operate any assets, properties, business or activities in any other jurisdiction in the conduct of the ESCO Business.

Section 3.2 Power and Authority. Seller has all requisite right, power and authority, corporate or otherwise, to conduct its business and affairs (including the ESCO Business) as presently conducted and as proposed by Seller to be conducted, and to own, lease and operate its assets and properties (including the Assets). Each of Seller and Lime has all requisite right, power and authority, corporate or otherwise, to execute, deliver, and perform its obligations under, this Agreement and the other documents, instruments and agreements contemplated hereby to which it is or will become a party (collectively, the “Seller Related Instruments”). The execution and delivery by Seller and Lime of this Agreement and of each of the Seller Related Instruments to which it is or will be a party, and the performance by each of Seller and Lime of its respective obligations hereunder and thereunder, have been duly and validly authorized by all requisite action, corporate or otherwise, of Seller or Lime (as applicable), including the due authorization and approval by the directors and shareholders of Seller and by the directors of Lime.

Section 3.3 Enforceability. This Agreement has been, and the Seller Related Instruments to which it is or will be a party will, when executed and delivered by Seller and Lime, be, duly and validly executed and delivered on behalf of Seller and Lime, respectively, and constitute legal, valid and binding obligations of Seller and Lime, respectively, enforceable against Seller and Lime, respectively, in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, and by general principles of equity, whether applied by a court of law or in equity.

Section 3.4 No Conflicts. Except as set forth in Schedule 3.4, the execution and delivery by Seller and Lime of this Agreement and of the other Seller Related Instruments to which it is or will be a party, and the performance by Seller and Lime of the respective transactions and obligations contemplated thereby do not and will not, directly or indirectly, (a) violate, conflict with, or constitute a breach of or a default (or an event that, after the giving of notice or the lapse or time or both, would constitute a default) under, any term, condition or other provision of (i) the articles or certificate of incorporation, bylaws, or any other charter or organizational documents of Seller or Lime, (ii) any resolution adopted by the directors or shareholders of Seller or Lime, (iii) any agreement among the directors or shareholders of Seller or Lime or between either Seller or Lime and its directors or shareholders, (iv) any Contract, including but not limited to any contract, agreement, arrangement or binding provision of any letter of intent, non-disclosure agreement, standstill agreement or similar document entered into in connection with any prior auction, negotiation or contemplated transaction that would have involved the sale of all or any portion of the Assets or the ESCO Business or of the Seller or any subsidiary thereof (including by way of acquisition of stock or assets, merger, consolidation or other form of business combination), (v) any License held by Seller or otherwise applicable to the ESCO Business or the Assets, or (vi) any applicable federal, state, local or foreign law, statute, rule, regulation or ordinance, or any order, injunction, writ, judgment, decree or ruling of any court, arbitrator or governmental, quasi-governmental, administrative or regulatory body, agency or authority (“Governmental Authority”); (b) result in the creation or imposition of any mortgage, lien, pledge, security interest, assessment, equities, rights of first refusal, options to purchase, equitable interest, deeds of trust, easements, community property interests, covenants, conditions or any other restriction, encumbrance or claim of any kind or description (collectively, “Liens”) on or against any of the Assets; (c) constitute an event which would (i) permit any Person (as defined below) to revoke, withdraw, suspend, terminate or modify any Contract or Permit of or relating to Seller or the ESCO Business or the Assets or to accelerate the maturity or performance by Seller of any Liability of Seller or relating the ESCO Business or the Assets, (ii) give any Person the right to challenge, enjoin or prevent any of the transactions contemplated hereby, or (iii) cause Purchaser to become subject to or liable for the payment of any tax, assessment or similar fee; or (d) otherwise materially adversely affect the Assets, ESCO Business, affairs, condition (financial or otherwise), operations or prospects of Seller.

Section 3.5 Consents. Except as set forth on Schedule 3.5, no consent, authorization, permit, order or approval of, notice or report to, or filing or registration with, or waiver, review or any other action (collectively, “Consents”) by, from or with respect to, any Person is necessary for (i) Seller and Lime to execute and deliver this Agreement or any other Seller Related Instruments or to perform its obligations hereunder or thereunder, or (ii) Purchaser to be entitled to all the rights, interests, privileges, franchises and benefits currently enjoyed by Seller with respect to the ESCO Business and the Assets.

Section 3.6 Proceedings. Except as set forth on Schedule 3.6, there are no actions, suits, claims, complaints, disputes, demands, investigations, arbitrations, hearings or other proceedings (whether civil, criminal, administrative, investigative or informal) (collectively, “Proceedings”) pending or, to the Knowledge of Seller or Lime, threatened in writing by, before or involving any court, arbitrator or Governmental Authority against, affecting or relating to, Seller, the ESCO Business or the Assets (including, without limitation, relating to product liability), and neither Lime nor Seller has any Knowledge of any facts, circumstances, actions or omissions that could reasonably be expected to create the basis for any Proceeding that, if resolved adversely to Seller, would be reasonably likely to have a material adverse effect on the Assets, the ESCO Business or Purchaser’s rights hereunder. None of the ESCO Business, the Assets or the Seller (with respect to the Assets or ESCO Business) is subject to any outstanding judgment, order, writ, injunction, decree, determination, award, verdict or ruling issued by any court, arbitrator or Governmental Authority. Seller has not threatened or commenced, or is presently engaged in or contemplating engaging in, any Proceeding against or affecting any Person relating to the ESCO Business or the Assets.

Section 3.7 Brokers’ Fees. No broker, finder, investment broker or similar agent (i) has been engaged, employed or retained by or on behalf of Seller, (ii) is a party to any agreement, arrangement or understanding with Seller or on its behalf, or (iii) is or may be entitled to receive any fee, commission or other compensation or payment due to any action, agreement, arrangement or understanding of or by Seller in connection with this Agreement or any other Seller Instrument or the transactions contemplated hereby or thereby.

Section 3.8 Absence of Undisclosed Liabilities. As of the date hereof, except as set forth on Schedule 3.8, Seller does not have any Liability of any kind or nature whatsoever that pertains to the ESCO Business or the Assets, whether known or unknown, whether secured or unsecured, whether fixed or unfixed, whether accrued, absolute, contingent or otherwise, and whether due or to become due. To the Knowledge of Seller and Lime, except as set forth on Schedule 3.8, there has been no circumstance, condition, event or arrangement that could be reasonably expected to give rise to any additional Liabilities of Seller with respect to the ESCO Business or the Assets.

Section 3.9 Absence of Adverse Changes. Since December 31, 2012, with the exception of difficulties with respect to bonding and except as set forth on Schedule 3.9, (i) the ESCO Business has been conducted only in its historic, ordinary course; (ii) there has been no event, change, development, occurrence or circumstance that, individually or in the aggregate, has had, or would be reasonably likely to cause, a material adverse effect on the ESCO Business or the Assets, and neither Lime nor Seller has any Knowledge of any such events, changes, developments, occurrences or circumstances that are threatened; and (iii) there has been no damage, destruction, loss, occurrence or event (whether or not covered by insurance) which, either singly or in the aggregate, has had, or might reasonably be expected to have, a material adverse effect on the Assets or the ESCO Business (including but not limited to the prospects of the ESCO Business).

Section 3.10 Taxes. With respect to the ESCO Business, to the extent a breach or inaccuracy of any of the following could result in a Liability of the Purchaser to any Person or become a Lien on any of the Assets:

(a) Within the times (or if later all penalties and interest related thereto having been paid in full) and in the manner prescribed, Seller has accurately prepared and properly filed all material federal, state, local and foreign tax returns, reports and forms required by law, rule, regulation or otherwise to be filed and has paid all material taxes, assessments and penalties due and payable. Seller has timely collected, withheld and paid over all taxes required to be withheld by any federal, state, local or foreign taxing authority and complied with all information reporting requirements related thereto.

(b) There are no disputes pending or overtly threatened in writing by any taxing authority as to taxes of any nature payable by Seller. No examinations or audits of the federal, state, local or foreign tax returns of Seller are currently in progress or, to the Knowledge of Seller and Lime, threatened or proposed. No deficiency or adjustment for any tax has been claimed, proposed or assessed in writing against Seller by any taxing authority that has not been paid and satisfied in full prior to the date hereof. Seller has not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local or foreign taxes. Seller is not a party to any tax indemnity, tax sharing, or tax allocation agreement. There are no tax liens upon any property or assets of Seller except for taxes not yet due and payable.

(c) Seller has not filed any consent agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”) or agreed to have Section 341(f) of the Code apply to any disposition of subsection (f) assets (as such term is defined in Section 341(f)(4) of the Code) owned by Seller. The acquisition of the Assets by Purchaser will not result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, and Seller is not a party to any agreement, plan or arrangement that could give rise to any payment for which a deduction would be disallowed pursuant to Section 280G or Section 162 of the Code. Seller is not a “United States real property holding company” as defined in Section 897(c)(2) of the Code.

(d) As used in this Agreement, the term “tax” includes all federal, state, local or foreign income, franchise, profits, gross receipts, value added, net worth, real property, personal property, sales, transfer, use, service, ad valorem, stamp, environmental, windfall profits, employment, social security, Medicare, disability, workers’ compensation, unemployment compensation, occupation severance, purchaser premiums, excise, withholding, payroll and other taxes, charges, fees, levies, tariffs, duties and other assessments of any kind or nature, imposed by the laws and regulations of any governmental jurisdiction (federal, state, local or foreign) or by any taxing authority (federal, state, local or foreign) and all interest, fines and penalties related thereto.

Section 3.11 Title to and Condition of Assets. The Assets to be sold by Seller to Purchaser hereunder constitute all of the assets, properties, rights and interests of every kind and description that are used, held for use or intended for use in connection with the ESCO Business by Seller or are otherwise necessary for the normal operation and conduct of the ESCO Business and will permit Purchaser to operate the ESCO Business in compliance with all legal requirements substantially as conducted by Seller. None of the Excluded Assets is necessary for the Assumed Contracts or the Assumed Projects or for Purchaser to otherwise commence the conduct of the ESCO Business, and the lack of any Excluded Assets will not materially adversely affect or impair the ability of Purchaser to conduct the ESCO Business or perform the Assumed Contracts after the Closing. All tangible Assets are physically located at the locations specified on Schedule 3.11A. Seller has and will transfer to Purchaser at Closing good, valid, indefeasible and, as applicable, exclusive title in fee simple to, and rightful and peaceful possession of, all of the Assets, and all of the rights and interests therein, free and clear of any and all Liens. Other than Seller, no Person has any right, title or interest in or to, or any Lien on, any Assets which are to be transferred by Seller to Purchaser hereunder, except for (i) the Personal Property Leases and the Liens (the “Asset Liens”) held by Persons listed on Schedule 3.11B (collectively, the “Lien Holders”), which Asset Liens secure loans to and other financial obligations of Seller to the Lien Holders and (ii) any and all applicable sureties in respect of the Assumed Contracts. Seller has furnished to Purchaser true and accurate copies of the relevant documentation pertaining to the Asset Liens, the Assumed Projects, the Assumed Contracts and the Assumed Liabilities. Prior to the Closing, Seller shall obtain from each Lien Holder a payoff letter stating the amount owed by Seller to such Lien Holder and the amount required to pay such Lien Holder in full on the Closing Date, along with a commitment from such Lien Holders to confirm that such payment satisfies, discharges, pays off and releases in full (and to sign, acknowledge and deliver any documentation reasonably required to effect such release) any and all Seller Debt owed to, and any and all Liens held by, such Debt Holders in to, on or against any Assets or ESCO Business (the “Payoff Letters”). All equipment and other tangible personal property included in the Assets are generally in good and serviceable operating condition and repair (ordinary wear and tear excepted), have been operated, serviced and maintained properly within the requirements and recommendations of maintenance and only in a manner that would not void or limit the coverage of any warranty thereon, have been properly maintained and are adequate and suitable for their actual uses and intended purposes. Seller has conducted the ESCO Business to be sold to Purchaser only through Seller and not through any other Person, at any time.

Section 3.12 Real Property.

(a) Ownership of Real Property. Seller does not own any real property, and does not own, hold or have any right to exercise any right to purchase any real property, used in, held for use in, or intended to be used in, the ESCO Business.

(b) Real Property Leases. Schedule 1.1(j) contains a true and complete list of all leases of real property to which Seller is a party and on which any portion of the ESCO Business is conducted or the Assets are used, held or reside (“Real Property Leases”), which constitutes all of the real property and interests in real property used in the ESCO Business (the “Leased Real Property”). Seller has furnished to Purchaser complete and accurate copies of all Real Property Leases. With respect to each Real Property Lease:

(i) Such Real Property Lease is a legal, valid, binding and enforceable obligation of the Seller, and, to the Knowledge of Seller and Lime, the other parties to such Real Property Lease, and represents the entire agreement and understanding between the respective lessor and lessee with respect to such real property.

(ii) Seller has not (A) received any notice of cancellation or termination under such Real Property Lease and no lessor has any right of termination or cancellation under such Real Property Lease except in connection with a default of Seller thereunder, or (B) received any notice of a breach or default thereunder, which breach or default has not been cured.

(iii) Neither Seller nor, to the Knowledge of Seller and Lime, any other party to such Real Property Lease is in breach or default in any material respect hereunder, and to the Knowledge of Seller and Lime, no event or circumstance has occurred that, with or without notice or the lapse of time or both, could be reasonable expected to constitute a breach or default thereunder or to permit any termination, modification or acceleration thereof.

(iv) Seller has the full right to exercise any renewal options contained in such Real Property Lease on the terms and conditions set forth therein, and, upon due exercise thereof, would be entitled to enjoy the use of the real property covered by such Real Property Lease for the full term of such renewal options.

(v) Seller enjoys peaceful and undisturbed possession of the real property covered by such Real Property Lease.

(c) Compliance. To Seller’s Knowledge, all Leased Real Property is in compliance in all material respects with all applicable use, zoning, subdivision, land, building, safety, health and other statutes, ordinances, codes, laws, regulations and other legal requirements and is adequate and suitable for its intended purposes and use, without any material restrictions or limitations thereon, and neither Seller nor Lime has received any notice of any violation or claimed violation thereof, or has any Knowledge of any facts, circumstances, developments or events that could be reasonably expected to result in a violation thereof.

(d) Interests. No Person other than Seller is in possession of any of the Leased Real Property or any portion thereof, and to Seller’s and Lime’s Knowledge there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than Seller the right of use or occupancy of any of the Leased Real Property.

Section 3.13 Personal Property Leases. Schedule 3.13 contains a true and complete list of all leases relating to tangible personal property to which Seller is a party and which relate to the ESCO Business or the Assets (“Personal Property Leases”). Seller has furnished to Purchaser complete and accurate copies of all Personal Property Leases. With respect to each Personal Property Lease:

(i) Such Personal Property Lease is a legal, valid, binding and enforceable obligation of the Seller, and, to the Knowledge of Seller and Lime, the other parties thereto, and represents the entire agreement and understanding between the respective lessor and lessee with respect to such real property;

(ii) Seller has not (A) received any written notice of cancellation or termination under such Personal Property Lease and no lessor has any right of termination or cancellation under such Real Property Lease except in connection with a default of Seller thereunder, or (B) received any written notice of a breach or default thereunder, which breach or default has not been cured;

(iii) Neither Seller nor, to the Knowledge of Seller and Lime, any other party to such Personal Property Lease is in breach or default in any material respect hereunder, and to the Knowledge of Seller and Lime, no event or circumstance has occurred that, with or without notice or the lapse of time or both, could be reasonable expected to constitute a breach or default thereunder or to permit any termination, modification or acceleration thereof; and

(iv) Seller has the full right to exercise any renewal options contained in such Personal Property Lease on the terms and conditions set forth therein, and, upon due exercise thereof, would be entitled to enjoy the use of the property covered by such Personal Property Lease for the full term of such renewal options.

Section 3.14 Inventory. Seller holds in its possession or control certain parts, supplies, packaging, raw materials, work-in-process and finished goods (collectively, “Inventory”). None of the Inventory complies with product requirements for the Assumed Contracts, and, therefore, none of the Inventory will be sold to Purchaser as part of the Assets.

Section 3.15 Accounts Receivable. All accounts and notes receivable of Seller to be assumed by Purchaser hereunder (“Assumed Accounts Receivable”) are (i) valid and genuine and represent binding and enforceable claims for bona fide amounts due for goods delivered and sold or services performed in the ordinary course of business and substantially in accordance with all applicable warranties, purchase orders, contracts and specifications and (ii) are, to the Knowledge of Seller and Lime, collectible in the ordinary course of business at the aggregate recorded amounts thereof, not subject to any valid defenses, counterclaims or rights of set-off. Schedule 3.15 contains a true and complete aging list of Seller’s accounts receivable as of February 27, 2013.

Section 3.16 Intellectual Property.

(a) Ownership. Seller is the exclusive owner of, or has valid and binding license or other agreement for, and has the valid right to use all Intellectual Property, including but not limited to all patents, trademarks, copyrights, trade dress, logos, trade secrets, licenses, inventions, processes, discoveries, developments, designs, formulas, know-how, drawings, customer and supplier lists, software, confidential information and other proprietary information and all other proprietary rights, intangible assets and intellectual property, and all copies and tangible embodiments thereof in whatever form or medium necessary to conduct, and useful in the conduct of, the ESCO Business as presently conducted and as proposed to be conducted. Schedule 3.16 sets forth an accurate and complete list of all patents, trademarks, service marks and copyrights, and all pending or proposed applications and registrations therefore, owned by, used by or licensed to Seller or in which Seller has any interest that are used in connection with the ESCO Business. All rights of Seller in and to its Intellectual Property shall at the Closing be transferred to and available for use by Purchaser (other than the trade names “Lime Energy Services Co.”, “Lime Energy Co.”, “Lime”, “Landmark” and any and all derivatives thereof and the Data Management System subject to the License Agreement). Seller has taken all actions necessary to obtain and maintain in good standing (including all necessary registrations and recordation) all Intellectual Property used in the ESCO Business. No director, officer, shareholder, employee, consultant, contractor, agent or representative of Seller owns, directly or indirectly, any right, title or interest in or to any Intellectual Property that Seller has used, is using or intends to use in the conduct of the ESCO Business.

(b) Infringement. With respect to the ESCO Business, to the Knowledge of Seller and Lime, Seller has not interfered with, infringed upon, misappropriated or otherwise acted adversely or in conflict with any intellectual property rights of any third parties, and Seller has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or conflict (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller and Lime, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights. To the Knowledge of Seller and Lime, the conduct of the ESCO Business as currently conducted or as proposed to be conducted does not and will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of any third parties.

(c) Licensing Arrangements. Seller is not a party to any agreement, document, arrangement or understanding pursuant to which Seller has licensed or granted to any Person any right or interest in, to or under any of the Intellectual Property. Seller is not obligated or under any Liability whatsoever to make any payment, by way of fees, royalties or otherwise, to any owner or licensor of, or other claimant to, any of the Intellectual Property.

(d) Use and Disclosure. Seller, in the operation of the ESCO Business, is not in any respect making any unlawful or wrongful use of any confidential information, customer lists or trade secrets of any third party, including any former employer of any present or past employee of Seller in the ESCO Business.

Section 3.17 Relationships with Suppliers and Customers. Schedule 3.17 sets forth a complete and accurate list of the names and addresses of the 20 largest (by dollar amount) customers and suppliers of Seller in the ESCO Business during 2010, 2011 and 2012. To the Knowledge of Seller, Seller’s relationships with its suppliers and customers in the ESCO Business are good in all material respects. Since December 31, 2012, no supplier or customer of Seller in the ESCO Business has canceled any material contract or order or, to the Knowledge of Seller and Lime, has indicated any intention to terminate or materially alter its existing business relationship (including but not limited to reducing its purchases from or its sales to Purchaser of products or services or altering the terms and conditions thereof) with Purchaser after the Closing, except for such customers of Seller who threatened to terminate Contracts because Seller had not fulfilled its obligation to secure timely the performance and payment bonds.

Section 3.18 Labor and Employment Matters.

(a) Employees and Contractors. Schedule 3.18A sets forth a complete and accurate list of Seller’s current full-time and part-time employees and contractors in the ESCO Business and their job titles and rates of compensation as of the date hereof. Seller owes no salary, wages, overtime, bonuses, commissions or other compensation or remuneration of any kind or nature whatsoever to any Person who served as a full- or part-time employee or independent contractor of Seller in the ESCO Business, except for the payment of any Transferred Employees Vacation Pay and the payment of payroll in the ordinary course of business.

(b) Labor Unions. Seller is not a party to any contract, collective bargaining agreement or other agreement with any labor union including any collective bargaining agreement. There has never been an actual or threatened labor dispute, strike, picket, work slowdown, work stoppage or any other job action at any ESCO Business location of Seller.

(c) Employment Requirements. Seller (with respect to the ESCO Business) and the ESCO Business are in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor, including, but not limited to, fair employment practices, terms and conditions of employment, collective bargaining, payment of social security and other taxes and wages and hours, and Seller has no outstanding liability for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Seller (with respect to the ESCO Business) has not engaged in any unfair or illegal labor practice. No charges or claims by any employee of Seller, relating to employment discrimination or unfair labor practices or otherwise, have been asserted, are currently pending, or to the Knowledge of Seller and Lime, are currently threatened, against Seller relating to the ESCO Business.

(d) Employment Proceedings. No Proceedings are pending or, to the Knowledge of Seller and Lime, threatened against Seller (with respect to the ESCO Business) or the ESCO Business with respect to any violation or alleged violation of any applicable federal, state or local laws, rules and regulations relating to the employment of labor, including, without limitation, those related to wages and hours, collective bargaining, discrimination on any basis, including without limitation, on the basis of race, color, religion, sex, national origin or age, and Seller has complied in all material respects with all applicable laws and regulations relating to employment of labor.

(e) Employment Agreements. Seller (with respect to the ESCO Business) is not a party to, nor is it bound by, any written, express or implied, (i) retainer, consulting, severance, termination, employment or similar contracts or agreements not terminable at will by Seller; or (ii) pension, profit sharing, deferred compensation, bonus, stock option, stock purchase or incentive plans or agreements providing for remuneration or benefits to Seller’s employees, except as set forth on Schedule 3.18B.

(f) Severance Arrangements. Seller has not entered into any severance, termination or similar arrangement in respect of any present or former director, officer, shareholder, employee, contractor or consultant that will result in any obligation, absolute or contingent, of Purchaser to make any payment to any present or former officer, director, employee or consultant following his or her termination of employment by Seller in connection with the transactions contemplated hereby.

(g) Employee Plans. Seller does not now nor has it ever established, promised to establish, maintained, sponsored or contributed to any “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other welfare, bonus, deferred compensation, retirement, incentive, pension, profit sharing, stock purchase, stock option, stock appreciation right, severance, or other similar employee benefit plan, program, policy, arrangement or practice, whether formal or informal, written or oral (collectively, “Employee Plans”), covering any current or former employee, officer or director of Seller in the ESCO Business, and neither Seller, nor any of its officers, directors or Affiliates, has taken any action that would directly or indirectly obligate Purchaser to establish, maintain, sponsor or contribute to any Employee Plan as a result of the transactions contemplated hereby.

Section 3.19 Contracts. Schedule 3.19 sets forth a complete and accurate list of all Contracts (including all amendments, modifications and supplements thereof) to which Seller is a party that relate to the ESCO Business, or under which Seller receives any rights or benefits or incurs any duties or obligations in the ESCO Business, Seller has furnished to Purchaser true and complete copies of each Assumed Contract. Each Assumed Contract is in full force and effect and is a valid and binding obligation of Seller and of the other parties thereto, enforceable by Seller in accordance with its terms, and neither Seller nor, to the Knowledge of Seller and Lime, any other party to any Assumed Contract is in any material respect in breach of or in default under any such Contract, nor has any event or circumstance occurred (excluding the consummation of the transactions contemplated by this Agreement) which, with notice or lapse of time or both, would, to the Knowledge of Seller and Lime, constitute a material breach or default under such Assumed Contract. Neither Lime nor Seller has received any oral or written notice or other communication, and has no other Knowledge, that any other party to any Assumed Contract intends to cancel or terminate such Assumed Contract or to exercise or not exercise any option thereunder. Seller has obtained, and shall deliver to Purchaser at the Closing, written or electronic consents by each customer under each Assumed Contract that permit Purchaser to act as subcontractor to Seller under such Assumed Contract, and, to Seller’s and Lime’s Knowledge, each such consent is valid, binding and in full force and effect as of the date hereof. With respect to the Bonding Support Agreement, dated as of February 14, 2013, between Seller, Lime and Purchaser (the “Bonding Support Agreement”), Seller and Lime have not received any payments on the PS Bonded Contract Proceeds (as that term is defined in the Bonding Support Agreement), except as set forth on Schedule 3.19.

Section 3.20 Permits. Seller possesses all Permits necessary to lawfully conduct the ESCO Business as presently conducted and to perform its obligations under the Assumed Contracts. All such Permits-are currently valid and in full force and effect. Seller is in compliance in all material respects with all such Permits, and neither Seller nor Lime has been notified of any violation of such Permits, and, to Seller’s and Lime’s Knowledge, Seller is not operating in violation of, any such Permits. Except as set forth in Schedule 3.20, no event has occurred or circumstance exists that may (with or without notice or the lapse of time or both) constitute or result in a violation of any term or provision of any Permits or result in the revocation, withdrawal, suspension, termination or modification of any Permits. Except as set forth in Schedule 3.20, the consummation of the transactions contemplated hereby will not result in the revocation, suspension or termination of any Permits, or the impairment of any rights of Purchaser to obtain any such Permits.

Section 3.21 Product Liabilities and Warranties.

(a) Product Liability Claims. No Proceeding is pending or, to the Knowledge of Seller and Lime, threatened against Seller, the ESCO Business or the Assets, arising out of any injury to individuals or to property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Seller in the course of the ESCO Business, and neither Lime nor Seller has any Knowledge of any facts, circumstances, actions or omissions that would be reasonably likely to create the basis for any such Proceeding.

(b) Warranties. Schedule 3.21 sets forth a complete and accurate description of all outstanding warranties and related terms and conditions (the “Warranties”) and pending warranty and service obligations of Seller to its customers with respect to the products manufactured or sold or services performed by Seller in the ESCO Business related to the Assumed Projects as of February 27, 2013, and a summary of the warranty charges related thereto incurred by Seller since January 1, 2012. Schedule 3.21 also contains a complete and accurate copy of all written, and a summary of all oral, Warranties. Each product sold and service performed by Seller to or for any of its customers relating to any Assumed Contract or Assumed Project has been in material conformity with all applicable contractual commitments and all express and implied Warranties. Neither Lime nor Seller has any Knowledge of any reasonable basis for any present Proceeding against Seller giving rise to any liability for replacement or repair thereof or other damages in connection therewith. There is no pending or, to the Knowledge of Seller and Lime, threatened Proceeding under such Warranties.

(c) No Rebates. Seller has not entered into, or offered to enter into, any agreement, contract, commitment or other arrangement (whether written or oral) with respect to the Assumed Contracts pursuant to which Seller is or Seller or Purchaser after the Closing will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer in the ESCO Business.

Section 3.22 Compliance with Laws. Seller (with respect to the ESCO Business), the ESCO Business and the Assets have been and are in compliance in all material respects with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, codes, orders, writs, judgments, decrees and other legal requirements (including, without limitation, those applicable to building, health, employment, labor, product liability, zoning, environmental protection, occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices) (collectively, “Legal Requirements”), except where the failure to so comply would not have a material adverse effect on the Assets and/or the ESCO Business. To the Knowledge of Seller and Lime, no event has occurred or circumstance exists that (with or without the lapse of time or notice or both) may constitute or result in a violation of, or a failure by Seller to comply with, any Legal Requirement applicable to the ESCO Business. Neither Seller nor Lime has received any oral or written notice or other communication from any Person regarding any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement pertaining to the Assumed Contracts, the Assumed Liabilities or the Assets. There are no (i) outstanding orders, writs, judgments, injunctions, decrees, stipulations, determinations or awards entered by or with any Governmental Authority (“Governmental Orders”) relating to, or (ii) unsatisfied judgments, penalties or awards against, Seller relating to the Assets and the ESCO Business, and neither Seller nor Lime has any Knowledge of any facts, circumstances, events, actions or omissions that have occurred or exist that may constitute or result in (with or without notice or lapse of time) any material breach or violation of, or default under, any Governmental Order relating to the Assets or the ESCO Business.

Section 3.23 Absence of Certain Commercial Practices. To the Knowledge of Seller and Lime, in connection with the ESCO Business or the Assets, neither Seller, nor any officer, director, shareholder, employee of Seller has directly or indirectly (i) given or agreed to give any gift, contribution, bribe, rebate, payoff, influence payment, kickback or other payment or benefit on behalf of Seller to any customer, supplier, employee or official of any Governmental Authority (domestic or foreign) to induce the recipient or his employer to do business with, grant favorable treatment or special considerations to, or compromise or forego any claim against, Seller, (ii) made any significant payment which might be improper under prevailing law (regardless of the jurisdiction in which such payment was made) to promote or retain sales or to help, procure or maintain good relations with suppliers, (iii) engaged in any activity which constitutes a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, (iv) established or maintained any unrecorded or illegal corporate fund or asset, (v) engaged in any practice violating any law relating to, or permitting compliance with, an unsanctioned foreign boycott, or (vi) failed to perform its obligations in any material respect under any Contract with, or violated in any material respect any law known to Seller in its dealings with, any Governmental Authority, including, but not limited to, any law with respect to conspiracy to defraud, false claims, conspiracy to defraud the United States, embezzlement or theft of public money, fraud and false statements, false demands against the United States, mail fraud, wire fraud, RICO, and truth in negotiations.

Section 3.24 Environmental Laws. Except as set forth in Schedule 3.24:

(a) Seller (with respect to the ESCO Business) is, and Seller has operated the ESCO Business, in compliance in all material respects with all Legal Requirements and all other requirements relating to pollution or the protection of health, safety or the environment (“Environmental Laws”), including without limitation the release, discharge or emission of any Hazardous Substances (as defined below) into the environment (including, without limitation ambient air, surface water, ground water, land surface, or subsurface strata) and the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Substances. As used herein, the term “Hazardous Substance” means oil, petroleum and petroleum-derived substances and products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, radon gas, and any other any chemicals, substances, materials or wastes that are designated, defined, classified or considered to be “hazardous”, “toxic”, “explosive”, “corrosive”, “flammable”, “infectious”, “radioactive”, “carcinogenic”, “mutagenic”, “contaminants” or “pollutants,” or words of similar import, and whose existence, use or exposure is regulated, under any Environmental Law.

(b) Seller holds all Licenses required to be held under any Environmental Law or otherwise related to any Hazardous Substance (“Environmental Permits”) required by the operation of the ESCO Business as conducted by Seller on the date of this Agreement, or the ownership or use of the Assets, and where the failure to hold any such Licenses does not materially adversely affect the Assets, the Assumed Contracts or the Assumed Projects, or the performance thereunder, and all such Environmental Permits held by Seller shall be validly transferred to Purchaser at the Closing. Seller has not been notified by any relevant Governmental Authority that any Environmental Permit to be transferred to Purchaser hereunder will be modified, suspended, cancelled or revoked, or cannot be renewed. Seller has complied in all material respects with all Environmental Permits applicable to the ESCO Business and the Assets, and has not violated, breached or defaulted under any Environmental Permit to be transferred to Purchaser at the Closing. No Governmental Authority or any other Person has alleged any breach or default by Seller under or violation by Seller of any Environmental Permits to be transferred to Purchaser at the Closing.

(c) No Hazardous Substances have been generated, used, treated, handled or stored upon, or transported to or from, or released, discharged, injected, spilled, leaked, leached, dumped, emitted, escaped, emptied, seeped, or placed into or upon, from or on any property currently leased or used by Seller in the ESCO Business.

(d) Seller has disposed or caused to be disposed, all wastes, including those containing Hazardous Substances, in material compliance with all applicable Environmental Laws in connection with the ESCO Business.

(e) No claims or other Proceedings relating to Environmental Laws are pending or, to the Knowledge of Seller and Lime, threatened against Seller relating to the Assets or the ESCO Business. Seller has not received any written notice, report or other information regarding any actual or alleged violation of any Environmental Laws or of any duties, liabilities or obligations thereunder relating to the Assets or the ESCO Business.

(f) Seller has not transported or arranged for the transportation of any Hazardous Substances to any location that is listed or proposed for listing on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by any Governmental Authority, in connection with the Assets or the ESCO Business.

(g) To the Knowledge of Seller and Lime, there are no underground or above-ground storage tanks on any property currently leased or used by Seller in connection with the Assets or the ESCO Business.

(h) Seller has provided to Purchaser (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and similar environmental documents with respect to the Assets and the Real Property Leases which are in the possession or control of Seller related to compliance with Environmental Laws, or environmental claims or Hazardous Substances, and (ii) any and all material documents concerning planned or anticipated capital expenditures by Seller required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes) with respect to the Assets and the Real Property Leases.

Section 3.25 Affiliated Person Transactions. Except for the payment of compensation for services rendered by employees in the ordinary course of business, Seller (in connection with the ESCO Business) is not presently engaged, and in the past three years has not engaged, in any transaction of any type whatsoever, and neither the Assets nor the ESCO Business is subject to any contract, agreement, lease, license or other, understanding or arrangement, with any officer, director, shareholder or employee of Seller, or with any member of the immediate family or Affiliate of any of such Persons, or with any Entity in which any such Person owns any equity, ownership or voting interest (“Affiliated Person”). No Affiliated Person (other than Seller) owns or has any interest in any of the Assets or the ESCO Business, except indirectly as a stockholder of Lime Energy Co.

Section 3.26 Insurance. Schedule 3.26 sets forth a complete and accurate list and brief description of all policies, binders and bonds of fire, liability, property, casualty, vehicle, product liability, umbrella liability, fiduciary liability, workers compensation, health and all other forms of insurance and fidelity bonds currently in force and maintained by or on behalf of Seller, or which provide for bonding and surety arrangements in connection with the Assets and the ESCO Business (“Insurance Policies”). True and complete copies of all the Insurance Policies have been made available to Purchaser.

Section 3.27 Assumed Contract Financial Information. Seller has delivered to Purchaser the financial books, records and statements of Seller pertaining to the Assumed Contracts and the Assumed Projects, including the revenues and payments received or accrued, related costs and expenses incurred or accrued, and the other balance sheet items included in the Closing Net Working Capital calculations. All such financial information pertaining to the Assumed Contracts and the Assumed Projects (i) are accurate and complete as of the date of such financial information, and do not contain or reflect any material inaccuracies or discrepancies; (ii) have been prepared in accordance and consistent with the books and records of Seller; and (iii) such revenue, expenses and items included in the Closing Net Working Capital calculations have been determined in accordance with the applicable GAAP, except as otherwise noted in Schedule 3.27.

Section 3.28 Full Disclosure. This Agreement (including the Schedules and Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made herein, in light of the circumstances in which they were or are made, not false or misleading, provided that this representation excludes the effect of any industry or economic conditions or matters that are general and not limited to Seller and Lime. Seller has delivered or disclosed to Purchaser all material information (financial or otherwise) in the possession of the Seller and Lime regarding the Assumed Contracts and the ESCO Business (excluding any Excluded Assets) including matters set forth in Schedule 3.28. Neither Seller nor Lime has Knowledge of any fact, event, circumstance or condition that is reasonably likely to have a material adverse effect on the Assumed Contracts or the Assumed Projects which is not set forth in this Agreement (including the Schedules hereto).

Section 3.29 Knowledge. Each representation or warranty in this Section 3 that is made to the “Knowledge” or “awareness” or “notice” (or word or words of similar import) of Seller or Lime means and shall be deemed to be based upon the knowledge of Seller or Lime, respectively (and its officers, directors, Eric DuPont and Larry Ostema) after making a reasonable inquiry regarding the matter.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to and for the benefit of Seller and Lime as follows:

Section 4.1 Organization. Purchaser is a corporation duly formed and organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2 Power and Authority. Purchaser has all requisite corporate right, power and authority to conduct the ESCO Business, to own, lease and operate the Assets, and to execute, deliver, and perform its obligations under, this Agreement and the other agreements and instruments contemplated hereby to which Purchaser is or will become a party (the “Purchaser Related Instruments”). The execution and delivery by Purchaser of this Agreement and the Purchaser Related Instruments and the performance by Purchaser of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action of Purchaser.

Section 4.3 Enforceability. This Agreement and the Purchaser Related Instruments have been duly and validly executed and delivered on behalf of Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and remedies generally, and by general principles of equity.

Section 4.4 No Conflicts. The execution and delivery by Purchaser of this Agreement and the Purchaser Related Instruments and the performance by Purchaser of the transactions and obligations contemplated hereby and thereby do not and will not, directly or indirectly, violate, conflict with, contravene or constitute a breach or a default (or an event that, after the giving of notice or the lapse or time or both, would constitute a default) under any provision of (i) Purchaser’s certificate of incorporation or any other charter or organizational documents; (ii) any resolution adopted by the stockholders or directors of Purchaser, (iii) any agreement among any of the shareholders of Purchaser or between Purchaser and any of its shareholders, directors or officers, (iv) any Contract to which it is a party or by which it or any of its assets is bound; (v) any License held by Purchaser or applicable to its business or assets; or (vi) any applicable federal, state, local or foreign law, statute, rule, regulation or ordinance, or any order, injunction, writ, judgment, decree, or ruling of any court, arbitrator or Governmental Authority.

Section 4.5 Consents. No Consent by any Person is necessary for Purchaser to execute and deliver this Agreement or the Purchaser Related Instruments and to perform its obligations hereunder and thereunder, except for Consents obtained and received prior to the Closing.

Section 4.6 No Proceedings. There are no Proceedings pending or, to its Knowledge (defined in conformity to Seller’s Knowledge as set forth in Section 3.29), threatened by or before any court, arbitrator or Governmental Authority against it against or affecting it or its assets, (a) in which any Person is seeking to restrain or prohibit, or to obtain damages or other relief in connection with, or to challenge the validity or legality of, this Agreement or the Purchaser Related Instruments or the transactions contemplated hereby or thereby, or (b) which, if determined adversely to Purchaser, would be reasonably likely to effect the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby or thereby.

Section 4.7 No Brokers. No broker, finder, investment broker or similar agent is or shall be entitled to receive any fee, commission or other remuneration or compensation relating to the transactions contemplated by this Agreement or any Purchaser Related Instrument based on any action taken by or on behalf of Purchaser.

SECTION 5

THE CLOSING

Section 5.1 Date and Place. Upon the terms and subject to the conditions set forth herein, the consummation of the sale and contribution of the Assets contemplated hereby (the “Closing”) shall take place at the offices of Purchaser at 1609 Heritage Commerce Court, Wake Forest, North Carolina, at 10:00 a.m. local time, on February 28, 2013, or at such other time, date or place as the parties shall mutually agree (the “Closing Date”).

Section 5.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser, in form reasonably acceptable to Purchaser:

(a) Full, actual and unimpeded possession and enjoyment of the Assets as provided in this Agreement;

(b) Except as set forth in Schedule 5.2, all the Real Estate Lease assignments, terminations or new lease agreements, in the form and on terms and conditions acceptable to Purchaser, each duly executed by the appropriate lessor;

(c) One or more duly executed bills of sale transferring ownership and title and warranting good and marketable title in and to the Assets (including but not limited to tangible personal property and the Intellectual Property), and such other instruments of sale, conveyance, assignment and transfer as may be reasonably requested by Purchaser, in order to vest in Purchaser all of Seller’s right, title and interest in and to all of the other Assets, free and clear of any and all Liens of any kind or nature whatsoever;

(d) Assignments and assumptions of all Assumed Contracts, duly executed by Seller, along with all Consents required to permit such assignment and assumption, or alternatively consents by all customers under all Assumed Contracts to Purchaser acting as a subcontractor to Seller thereunder;

(e) Except as otherwise provided in this Agreement, all Consents relating to Seller, the ESCO Business or the Assets necessary to permit the consummation of the transactions contemplated by this Agreement, including but not limited to the consents by the customers on the Assumed Contracts to Purchaser acting as a subcontractor to Lime;

(f) The Employment, Confidentiality and Non-Competition Agreements, duly executed by each Key Employee, as provided in Schedule 7.8;

(g) A Certificate of Good Standing of Seller, dated within six (6) business days of the Closing Date, duly issued by the Secretary of State of the State of Massachusetts;

(h) A Certificate of Good Standing of Lime, dated within five (5) business days of the Closing Date, duly issued by the Secretary of State of the State of Delaware;

(i) True and complete copies of resolutions, certified as of the Closing Date by the Secretary of Seller as having been duly adopted by the board of directors and the sole shareholder of Seller, authorizing Seller’s execution and delivery of this Agreement and the Seller Related Instruments to which it is a party and its consummation of the transactions contemplated hereby and thereby, and as being in full force and effect on the Closing Date and not having been amended, supplemented, superseded, terminated or rescinded;

(j) True and complete copies of resolutions, certified as of the Closing Date by the Secretary of Lime as having been duly adopted by the board of directors of Lime, authorizing Lime’s execution and delivery of this Agreement and the Seller Related Instruments to which it is a party and its consummation of the transactions contemplated hereby and thereby, and as being in full force and effect on the Closing Date and not having been amended, supplemented, superseded, terminated or rescinded;

(k) A certificate duly executed by the Secretary of Seller, dated as of the Closing Date, certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Seller Related Instruments and the other documents, instruments and agreements to be delivered hereunder and thereunder;

(l) A certificate duly executed by the Secretary of Lime, dated as of the Closing Date, certifying the names and signatures of the officers of Lime authorized to sign this Agreement, the Seller Related Instruments and the other documents, instruments and agreements to be delivered hereunder and thereunder;

(m) The Transition Services Agreement, duly executed by Seller;

(n) The License Agreement, duly executed by Seller;

(o) The Transferred Employees Releases, duly executed by Lime and Seller;

(p) The Subcontractor Agreement, duly executed by Seller;

(q) Lien releases and/or termination statements from American Chartered Bank reasonably satisfactory to Purchaser; and

(r) All other items, documents and agreements that are required to be delivered by Seller pursuant to any provision of this Agreement or any Seller Related Instruments that are otherwise necessary to consummate the transactions contemplated hereby or thereby or that are reasonably requested by Purchaser.

Section 5.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller, in form reasonably acceptable to Seller:

(a) The Estimated Purchase Price, as set forth in Section 2.1;

(b) Assumptions of all Assumed Accounts Payable, Assumed Seller Debts, and Assumed Contracts, duly executed by Purchaser;

(c) True and complete copies of resolutions, certified as of the Closing Date by the Secretary or Assistant Secretary of Purchaser as having been duly adopted by the directors of Purchaser, authorizing Purchaser’s execution and delivery of this Agreement and the Purchaser Related Instruments, and its and their consummation of the transactions contemplated hereby and thereby;

(d) A certificate duly executed by the Secretary or Assistant Secretary of Purchaser, dated as of the Closing Date, certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Purchaser Related Instruments and the other documents, instruments and agreements to be delivered hereunder and thereunder;

(e) The Transition Services Agreement, duly executed by Purchaser;

(f) The License Agreement, duly executed by Purchaser;

(g) The Subcontractor Agreement, duly executed by Purchaser; and

(h) All other items required to be delivered by Purchaser pursuant to any provision of this Agreement or any Related Purchaser Document that are reasonably requested by Seller.

Section 5.4 Effectiveness of Closing. No action to be taken or delivery to be made at the Closing shall be effective until all of the actions to be taken and deliveries to be made at the Closing are complete. Notwithstanding the Closing Date and the date the Closing is complete, the effective date of the Closing for all purposes shall be February 28, 2013, at 11:59 p.m., Eastern time (the “Effective Date”). For all purposes hereunder, Purchaser shall be deemed to have been the owner of the Assets and the ESCO Business from and after the Effective Date.

SECTION 6

SURVIVAL AND INDEMNIFICATION

Section 6.1 Survival. All representations and warranties set forth in this Agreement shall survive the Closing and shall continue in full force and effect thereafter, regardless of any investigation made by any party hereto, for a period of two (2) years after the Closing Date, except that any Claims (as defined in Section 9.4) (i) for breach of a representation or warranty set forth in Sections 3.2 through 3.7 and Section 3.11 (but only as to the sentence beginning with “Other than Seller, no Person has any right….”), which shall survive indefinitely, (ii) relating to fraud, taxes or defects in title to the Assets shall expire only upon the expiration of the applicable statute of limitations, or (iii) that arose prior to the expiration of such survival period where proper notice thereof is given to Seller pursuant to Section 6.4 prior to the expiration of such survival period shall not expire until fully and finally resolved. All covenants and agreements set forth in this Agreement shall survive the Closing in accordance with their respective terms.

Section 6.2 Indemnification by the Seller and Lime. Seller and Lime shall, jointly and severally, indemnify, defend and hold harmless Purchaser, its Affiliates, successors and assigns, and the officers, directors, employees, agents and representatives of any of them (“Purchaser Indemnitees”), from and against, and shall pay and reimburse them for, any and all claims, actions, suits, proceedings. demands, losses, costs, expenses, obligations, taxes, liabilities, damages, judgments, recoveries and deficiencies (including, without limitation, interest, fines, penalties, costs of investigation, reasonable attorneys’, accountants’ and other professionals’ fees and expenses and amounts paid in settlement) (collectively, “Damages”) arising out of, based upon or resulting from (a) any breach or violation of, inaccuracy or misrepresentation in, or failure by Seller or Lime to perform, any representations, warranties, covenants, agreements or other obligations of Seller or Lime made in this Agreement or in any schedule, certificate, or exhibit to this Agreement, or other document or instrument furnished to Purchaser at Closing and signed by Seller or Lime; (b) any act or omission of Seller or Lime with respect to, or any event or circumstance related to, the ownership, lease or operation of the Assets (including but not limited to the Assumed Contracts and the Assumed Projects) or the conduct of the ESCO Business, which act, omission, event or circumstance occurred or existed prior to or at the time of the Closing, without regard to whether a claim with respect to such matter is asserted before or after the Closing; provided, however, nothing in this subclause (b) modifies or alters in any way the obligations of Purchaser as to the Assumed Liabilities and nothing herein creates, nor is it intended to give rise to, any obligation of Seller as to any Assumed Liabilities; (c) any Liability of Seller or Lime, or relating to the Assets, ESCO Business, operations or condition of Seller, arising or accruing prior to the Closing, including but not limited to those relating to (i) Environmental Laws or Hazardous Substances, (ii) any prior transactions of Seller or Lime, and (iii) taxes relating to periods prior to the Closing Date; provided, however, this clause (c) excludes any Assumed Liabilities and all obligations relating thereto; (d) any product liability or warranty claims relating to products made or sold or services provided by Seller prior to the Closing Date; provided, however, this clause (d) excludes any Assumed Liabilities and all obligations relating thereto; (e) any claim by any Person to (i) all or any portion of the Purchase Price or the Assets, or (ii) any compensation, remuneration or other payment with respect to this Agreement or any Seller Related Instrument or any transaction contemplated hereby or thereby; (f) any Excluded Liability and the failure by Seller or Lime to pay and discharge when due any Excluded Liability, and (g) any failure or delay by Seller or Lime in fulfilling its obligations under Section 7.3.

Section 6.3 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, successors and assigns, and the officers, directors, employees, agents and representatives of any of them, from and against any and all Damages arising out of, based upon or resulting from any breach or violation of, inaccuracy or misrepresentation in, or failure by Purchaser to perform, any of the representations, warranties, covenants, agreements or other obligations of Purchaser made in this Agreement, including but not limited to (i) any breach of representation or warranty made by Purchaser in this Agreement, (ii) any failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement or any Purchaser Related Instruments, (iii) any Assumed Liability and the failure by Purchaser to pay and discharge when due any Assumed Liability, (iv) post-Closing, Purchaser’s conduct of the ESCO Business or performance under the Assumed Contracts, and (v) all Transferred Employees Vacation Pay.

Section 6.4 Claims for Indemnification.

(a) Notice of Claims. Whenever any party hereunder believes it has suffered or incurred or is likely to suffer or incur any Damages, or any action or proceeding is commenced or threatened or claim is made that could result in Damages, which is reasonably likely to give rise to a claim (“Claim”) for indemnification under this Agreement, the party seeking indemnification (“Indemnified Party”) shall, upon obtaining knowledge thereof, promptly notify in writing the party against whom indemnification is sought (“Indemnifying Party”) of the Claim and, when known, the facts constituting the basis for such Claim and the amount and nature of the Damages or an estimate thereof. The Indemnified Party’s failure to timely notify Indemnifying Party of any Claim or potential Claim shall not relieve the Indemnifying Party of any liability hereunder unless and only to the extent that such failure causes Indemnifying Party to lose the right to assert any substantive rights or defenses or to the extent that the Indemnifying Party is actually prejudiced in its rights or obligations.

(b) Defense of Claims. The Indemnified Party shall give the Indemnifying Party a reasonable opportunity to participate in and to assume the defense of any such Claim at the Indemnifying Party’s own expense and with counsel of the Indemnifying Party’s own selection reasonably satisfactory to the Indemnified Party provided, however, Indemnified Party shall at all times also have the right but not the obligation, to fully participate in the defense of the Claim and to employ its own counsel at its own expense. Notwithstanding the foregoing, if the Indemnified Party reasonably determines that: (i) based on the opinion of the Indemnified Party’s legal counsel, legal defenses may be available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, (ii) a conflict or potential conflict of interest exists between the Indemnified Party and the Indemnifying Party and such conflict or potential conflict of interest cannot be waived under applicable rules of professional responsibility by the Indemnified Party as reasonably determined by legal counsel for the Indemnified Party (in which case the Indemnifying Party shall not have the right to direct the defense of such Claim on behalf of the Indemnified Party), or (iii) the Indemnifying Party has not in fact employed legal counsel to assume the defense of such Claim within a reasonable time after receiving notice of the Claim, then the reasonable fees, disbursements and other charges of counsel from one separate firm selected by the Indemnified Party (and reasonably acceptable to the Indemnified Party) shall be reimbursed by the Indemnified Party promptly as they are incurred.

(c) Settlement of Claims. No party hereto shall compromise, settle or consent to the entry of any judgment with respect to any Claim without the prior written consent of the other interested party or parties (which consent shall not be unreasonably withheld or delayed) unless such compromise, settlement or consent includes an unconditional release of all other interested parties hereto from any and all liabilities on any Claims that are the subject matter thereof. Notwithstanding the foregoing, the Indemnified Party shall not compromise, settle or consent to the entry of any judgment without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, if the Indemnifying Party shall have undertaken the defense of the Claims and shall be pursuing such defense in a commercially reasonable manner.

(d) Cooperation. Each party hereto shall cooperate in every reasonable way with the party assuming responsibility for the defense and disposition of any such Claim, including making available to the defending party all books, records, and other material reasonably required by the defending party for its use in defending the Claim.

Section 6.5 Limitations.

(a) Basket. Seller shall not be liable under Section 9.2 for Damages under this Section 9, unless and until the aggregate amount of all such Damages equals or exceeds $40,000 (the “Basket Amount”), and then the obligations of Seller for Damages shall apply to the entire amount of the Damages.

(b) Cap. Seller shall not be liable under Section 9.2 for Damages to the extent the aggregate Damages arising under this Section 9 exceed $1,000,000 (the “Seller Indemnity Cap”); provided, however, the Seller Indemnity Cap shall not apply with respect to (i) Damages related to any breach, violation or inaccuracy in any of the representations and warranties set forth in Sections 3.2 through 3.7, Section 3.09 and Section 3.11(but only as to the sentence only beginning with the words “Other than Seller, no Person has any right, ….”), as to which Seller shall not be liable under Section 9.2 to the extent the aggregate Damages arising under this Section 9 exceed the cash portion of the Purchase Price actually received by Seller, (ii) any Excluded Liabilities, or (iii) any indemnification claim arising out of any fraud on the part of Seller.

Section 6.6 Effect of Knowledge. No disclosure to and no investigation by or on behalf of any party hereto shall be deemed to affect its reliance on the representations, warranties, covenants and agreements contained herein or to waive its rights to indemnification as provided herein for the breach or violation of or inaccuracy or failure to perform or comply with any representation, warranty, covenant or agreement of any other party hereto.

Section 6.7 Contribution. If the indemnification provided for in this Section 6 is for any reason unavailable or insufficient to indemnify the Indemnified Party in respect of any Damages, then the Indemnifying Party shall in lieu of indemnifying the Indemnified Party contribute to the total damages to which the Indemnified Party may be subject in such proportion that shall be appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with any actions or omissions which resulted in such Damages as well as any other relevant equitable considerations.

Section 6.8 Remedies Exclusive. The remedies provided in this Section 6 shall be the exclusive remedies of the parties hereto and their respective directors, managers, officers, employees, agents, Affiliates, successors and assigns after the Closing in connection with the transactions contemplated by this Agreement, including without limitation any breach or non-performance of any representation, warranty, covenant or agreement contained herein, and Purchaser and Seller each waive any further indemnification rights or claims of any nature whatsoever in respect thereof, except in the case of a claim for equitable relief, fraud or criminal misconduct or as otherwise expressly set forth in Section 7.2(h). The provisions of this Section 6 constitute an integral part of the consideration given pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the Purchase Price payable to Seller.

SECTION 7

ADDITIONAL COVENANTS

Section 7.1 Further Assurances; Post-Closing Cooperation.

(a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at Purchaser’s request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the ESCO Business and the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Transaction Agreements.

(b) Following the Closing, each party will afford the other party and its Representatives during normal business hours, reasonable access to the books, records and other data relating to the ESCO Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement or any Transaction Agreement or (iii) in connection with any actual or threatened Proceeding. Further each party agrees for a period extending three (3) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made. “Representatives” means the respective party’s officers, employees, attorneys, accountants, financial advisors, consultants and other representatives.

(c) If, in order properly to prepare its tax returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the ESCO Business not referred to in subsection (b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense. Any information obtained by such party in accordance with this subsection shall be held confidential by such party in accordance with the non-disclosure agreement signed by the parties in anticipation of the transactions contemplated hereby.

Section 7.2 Non-Competition and Restrictive Covenants.

(a) Covenant Not to Compete by Seller. In order to induce Purchaser to enter into this Agreement and perform its obligations hereunder, Seller and Lime (which, for the sake of brevity only, are hereby collectively referred to “Seller” solely for purposes of this Section 7.2 unless otherwise indicated) hereby make the following covenants to Purchaser:

(i) Statement of Covenant. At all times during the period commencing on the Closing Date and continuing until five (5) years after the date hereof (the “Restricted Period”), neither Seller nor Lime nor any respective parent company, subsidiary or Affiliated entity over which it has control, shall, directly or indirectly, alone or in association with others, whether as owner, shareholder, employee, officer, director, partner, manager, member, trustee, lender, investor, consultant, principal, agent, independent contractor, co-venturer or in any other capacity, (A) engage or participate in any Competing ESCO Business (as defined below) in any Seller Restricted Territory (as defined below) or (B) invest in, hold a financial interest in, be in any way connected or affiliated with (except as set forth below), or render advice or services to, any Person that is engaged in Competing ESCO Business in any Seller Restricted Territory. Notwithstanding the foregoing, nothing herein contained shall prevent Seller from acquiring and holding for investment up to two percent (2%) of any class of securities of any corporation, if such securities are listed or traded on a national securities exchange or in the over-the-counter market. For purposes of clarity, this Section 7.2 and the non-competition covenants herein shall not apply to or be binding upon any acquirer of all or substantially all of the capital stock or assets of Lime or Seller in respect of any existing business of such acquirer or its Affiliates as of the date of such acquisition, provided that if such existing business would constitute a Competing ESCO Business, or any ESCO Business, nothing herein shall restrict or prevent the expansion or other development of such business by such acquirer or its Affiliates.

(ii) Competing ESCO Business. For purposes of this Agreement, the phrase “Competing ESCO Business” means the ESCO Business as provided or delivered solely as a subcontractor for the benefit of any of the entities identified on the list of Department of Energy Energy Service Companies as set forth in Schedule A (“Super ESCO Customers”) but excluding the Competing Utility SBDI Business.

(iii) Seller Restricted Territory. For purposes of this Agreement, the phrase “Seller Restricted Territory” means and shall be deemed to include (A) the State of North Carolina; and (B) any county of any State in the United States of America, and any similar territory of any other country, in which Seller actively engaged in business or otherwise had material operations at any time during the five years preceding the Closing Date; (C) any other State in the United States of America; and (D) any other country or territory located in the Caribbean.

(iv) Interpretation of Covenant. The parties hereto acknowledge and agree that the scope, duration and area for which the covenant not to compete set forth in this Section 7.2(a) is to be effective are fair and reasonable and are reasonably necessary for the protection of the Assumed Contracts, the Assets acquired by the Purchaser, the Purchaser’s business, the Confidential Information (as defined below), customer relationships and good will. In the event that any court of competent jurisdiction determines that any portion of the scope, time period or restricted area are unreasonable, arbitrary or against public policy, and that such covenant is to such extent unenforceable, illegal or invalid, the parties hereto agree that this Section 7.2(a) shall be deemed amended, and the court shall have the right to reform this Agreement, to delete or strike therefrom such provisions or portions determined to be unenforceable, illegal or invalid so that the remainder of the covenant set forth in this Section 7.2(a) shall remain in full force and effect, for the greatest scope and time period and in the greatest geographical area that would render it enforceable, legal and valid. The parties intend that the covenant set forth in this Section 7.2(a) shall be deemed to be a series of separable and independent covenants.

(b) Covenant Not to Compete by Purchaser. In order to induce Seller to enter into this Agreement, grant the covenants in Section 7.2(a), and perform its obligations under this Agreement, Purchaser hereby makes the following covenants to Purchaser:

(i) Statement of Covenant. At all times during the Restricted Period, neither Purchaser nor any parent company, subsidiary or Affiliated entity over which it has control, shall, directly or indirectly, alone or in association with others, whether as owner, shareholder, employee, officer, director, partner, manager, member, trustee, lender, investor, consultant, principal, agent, independent contractor, co-venturer or in any other capacity, (A) engage or participate in any Competing Utility SBDI Business in any Purchaser Restricted Territory (as defined below) or (B) invest in, hold a financial interest in, be in any way connected or affiliated with (except as set forth below), or render advice or services to, any Person that is engaged in any Competing Utility SBDI Business in any Purchaser Restricted Territory. Notwithstanding the foregoing, nothing herein contained shall prevent Purchaser from acquiring and holding for investment up to two percent (2%) of any class of securities of any corporation, if such securities are listed or traded on a national securities exchange or in the over-the-counter market. For purposes of clarity, this Section 7.2(b) and the non-competition covenants herein shall not apply to or be binding upon any acquirer of all or substantially all of the capital stock or assets of Purchaser in respect of any existing business of such acquirer, provided that if such existing business would constitute a Competing Utility SBDI Business, nothing herein shall restrict or prevent the expansion or other development of such business by such acquirer or its Affiliates. Notwithstanding anything to the contrary herein, Purchaser shall not be prohibited from conducting its business and operations with respect to, and this covenant shall not apply to, Purchaser’s current product and service portfolio offerings and business activities, including but not limited to relating to energy efficient lighting, solar and distributed generation activities, that may from time to time involve utility rebates.

(ii) Competing Utility SBDI Business. For purposes of this Agreement, the phrase “Competing Utility SBDI Business” means and includes the administration and/or implementation through a written agreement with an electric utility (or equivalent state agency or other entity administering a rate payer fund program) of such utility’s energy reduction program, commonly referred to as “Small Business Direct Install” or similar programs, including, without limitation, the design, construction, monitoring and/or maintenance of energy efficiency, renewable energy and/or related projects, for utility customers with a site electrical demand of 350 kW or less and for which such electric utility pays a rebate or other incentive that such administrator and/or implementor provides, directly or indirectly, to such customers on behalf of such utility.

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(iii) Purchaser Restricted Territory. For purposes of this Agreement, the phrase “Purchaser Restricted Territory” means and shall be deemed to include (A) the State of North Carolina; and (B) any county of any State in the United States of America, and any similar territory of any other country, in which Seller actively engaged in business or otherwise had material operations at any time during the five years preceding the Closing Date; (C) any other State in the United States of America, and (D) any other country or territory located in the Caribbean.

(iv) Interpretation of Covenant. The parties hereto acknowledge and agree that the scope, duration and area for which the covenant not to compete set forth in this Section 7.2(b) is to be effective are fair and reasonable and are reasonably necessary for the protection of the Excluded Business and the Retained Assets of Seller, the Seller’s business, the Confidential Information (as defined below), customer relationships and good will. In the event that any court of competent jurisdiction determines that any portion of the scope, time period or restricted area are unreasonable, arbitrary or against public policy, and that such covenant is to such extent unenforceable, illegal or invalid, the parties hereto agree that this Section 7.2(b) shall be deemed amended, and the court shall have the right to reform this Agreement, to delete or strike therefrom such provisions or portions determined to be unenforceable, illegal or invalid so that the remainder of the covenant set forth in this Section 7.2(b) shall remain in full force and effect, for the greatest scope and time period and in the greatest geographical area that would render it enforceable, legal and valid. The parties intend that the covenant set forth in this Section 7.2(b) shall be deemed to be a series of separable and independent covenants.

(c) Covenant Regarding Disclosure or Use of Confidential Information. Seller hereby agrees that Seller shall at all times during the Restricted Period keep confidential and hold in confidence all Confidential Information (as defined below), and Seller shall not, at any time during the Restricted Period, either directly or indirectly, use any Confidential Information for such Person’s own benefit or to the benefit of any other person or entity or divulge, disclose, communicate or otherwise reveal any Confidential Information to any person or entity in any manner whatsoever, except (i) Confidential Information that becomes generally available to the public other than as a direct or indirect result of a disclosure by Seller or any agent of Seller; (ii) to the extent such disclosure is necessary to prepare and file any tax and similar forms and reports to Governmental Authorities and other reports prepared for and filed with the Securities and Exchange Commission, and/or (iii) to the extent such disclosure is required by applicable law or court order; provided, however, that with respect to this Section 7.2(b), Seller will provide Purchaser with at least five (5) business days’ advance written notice of any such compelled disclosure (except for any SEC filings required of Seller, which Seller shall provide to Purchaser as soon as reasonably available but at least two (2) business days prior to filing) and will cooperate with Purchaser to minimize the extent of such compelled disclosure. As used herein, “Confidential Information” shall mean any and all information, whether written, oral electronic or in any other format or media, related to Purchaser, the ESCO Business, the Assets, including, but not limited to, its business, affairs, assets, conditions, operations (financial or otherwise), proposals, finances, practices, procedures, policies, methods, contracts, agreements and arrangements, lending policies, pricing policies, price lists, financial plans, business plans, financial information, financial projections, budgets, marketing strategies and techniques; the identity and location of all past, present and prospective customers, suppliers, Affiliates, debtors, creditors, lenders, employees, consultants, advisors, agents, distributors, wholesalers, clients and others who have dealings with Seller with respect to the ESCO Business or the Assets, trade secrets, processes, photographs, graphics, product specifications, formulas, compositions, samples, inventions, ideas, research and development; patents, patent applications; copyrights and copyright applications (in any such case, whether registered or to be registered in the United States or any foreign country) applied for, issued to or owned by Purchaser; any and all processes, computer programs and software (including object code and source codes, database, technologies, engineering or technical data, drawings, sketches or designs, manufacturing or distribution methods or techniques; and any other information known to Seller to be Confidential Information. Seller hereby acknowledges and agrees that, as between Seller, on the one hand, and Purchaser, on the other hand, all of the Confidential Information, whether or not developed, created or modified by Seller, shall from and after the Closing Date be and remain the exclusive property of Purchaser. Confidential Information shall not include information that Seller can demonstrate: (i) is in the public domain at the time of execution of this Agreement or which becomes part of the public domain after execution of same, (ii) is disclosed to Seller by a third party without violating any obligation on the part of the disclosing party not to so disclose such information, and (iii) is known to Seller as of the date hereof. Notwithstanding the foregoing, nothing herein shall prevent Seller from using Confidential Information relating to the ESCO Business or the Assets prior to the Effective Time so long as such use does not involve use in a Competing ESCO Business or is used in any other manner adverse to Purchaser, the Assets or the ESCO Business.

(d) Non-Solicitation of Employees and Other Persons. Seller agrees that, during and throughout the Restricted Period, it shall not, and shall not permit its parent, subsidiaries or any other Affiliated entities over which it has control, directly or indirectly, to (i) employ, hire, attempt to hire, recommend for hire, solicit, induce, recruit or otherwise engage any individual serving as an employee, officer, director, consultant, contractor or other service provider of Purchaser at any time during the prior year (“Purchaser Person”), (ii) cause any Purchaser Person to (A) terminate such Purchaser’s Person’s employment, service or engagement with Purchaser, (B) accept employment or engagement or otherwise render services to any other Person or business (wherever located, and regardless of type of business conducted), or (C) interfere with the business of Purchaser, or (iii) provide or furnish to any other Person any information (including information about the identity, experience, expertise, qualifications, special knowledge, personal characteristics, position, duties or compensation) about any Purchaser Person. Except in connection with the acquisition contemplated hereby, including the Assumed Contracts, the Assets and the Transferred Employees and any former employee of Seller as of the Closing, Purchaser agrees that, during and throughout the Restricted Period, it shall not, and shall not permit its parent, subsidiaries or any other Affiliated entities over which it has control, directly or indirectly, to (i) employ, hire, attempt to hire, recommend for hire, solicit, induce, recruit or otherwise engage any individual serving as an employee, officer, director, consultant, contractor or other service provider of Seller at any time during the prior year (“Seller Person”), (ii) cause any Seller Person to (A) terminate such Seller Person’s employment, service or engagement with Seller, (B) accept employment or engagement or otherwise render services to any other Person or business (wherever located, and regardless of type of business conducted), or (C) interfere with the business of Seller, or (iii) provide or furnish to any other Person any information (including information about the identity, experience, expertise, qualifications, special knowledge, personal characteristics, position, duties or compensation) about any Seller Person.

(e) Non-Solicitation of Customers. Seller agrees that, during and throughout the Restricted Period, Seller shall not, and shall not permit its parent or subsidiaries or any other Affiliated entities over which it has control, directly or indirectly, solicit, contact or meet with (or attempt to do the same) any clients or customers, or any prospects, of the Purchaser in the Competing ESCO Business only, and not in any Excluded Business, during the previous 12 months to (i) cease being, or not to become, a client or customer of the Purchaser in a Competing ESCO Business, (ii) reduce the amount of their business with or otherwise divert any of their business from the Purchaser in a Competing ESCO Business, or (iii) engage in any Competing ESCO Business. Except in connection with the Assumed Contracts, the Assets and the Transferred Employees, Purchaser agrees that, during and throughout the Restricted Period, it shall not, and shall not permit its parent or subsidiaries or any other Affiliated entities over which it has control, directly or indirectly, solicit, contact or meet with (or attempt to do the same) any clients or customers, or any prospects, of the Seller in an Excluded Business only, and not also in the Competing ESCO Business, during the previous 12 months to (i) cease being, or not to become, a client or customer of the Seller in an Excluded Business, (ii) reduce the amount of the Excluded Business with or otherwise divert any of their business from the Seller, or (iii) engage in any Competing Utility SBDI Business.

(f) Non-Interference with ESCO Business/Utility SBDI Business. Seller agrees that, during and throughout the Restricted Period, Seller shall not, and shall not permit its parent or subsidiaries, or any other Affiliated entities over which it has control directly or indirectly, interfere in any business relationship between Purchaser and any other Person in the Competing ESCO Business, including any Person who was at any time an employee, consultant, contractor, advisor, supplier, vendor, customer, client or lender of Purchaser. Except in connection with the Assumed Contracts, the Assets and the Transferred Employees, Purchaser agrees that, during and throughout the Restricted Period, Purchaser shall not, and shall not permit its parent or subsidiaries, or any other Affiliated entities over which it has control directly or indirectly, interfere in any business relationship between Seller and any other Person in any Excluded Business, including any Person who was at any time an employee, consultant, contractor, advisor, supplier, vendor, customer, client or lender of Seller, except as otherwise contemplated by Purchaser’s acquisition of the ESCO Business, and the related Assumed Contracts, Transferred Employees and other Assets.

(g) Non-Disparagement. Neither Seller, on the one hand, nor Purchaser, on the other hand, shall, or shall permit any of its parent or subsidiaries or any other Affiliated entities over which it has control, directly or indirectly, to, at any time during the Restricted Period, make, publish or otherwise communicate to any Person or in any public forum any statements, remarks or comments that disparage the business reputation of any other party hereto or its business, affairs, operations, assets, properties, customers, suppliers, lenders or prospects, or of any of its directors, officers, employees, agents, representatives or Affiliated entities or take any actions that are harmful to the other party’s goodwill with others; provided, however, this covenant shall not in any way restrict or impede a party from exercising such party’s protected rights to the extent such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or a Governmental Authority, or in disclosure in the context of a dispute arising from this Agreement or any other agreement or document entered into or delivered by Seller or Purchaser in connection with the Closing, provided any statements made by such party are reasonably believed by such party to be truthful.

(h) Equitable Relief. Each party hereto hereby acknowledges and agrees that (i) the covenants in this Section 7.2 are of special, unique and personal character which gives them a peculiar value to the other party, (ii) any violation of these covenants would result in irreparable and immediate harm, damage and injury to the non-breaching party, and (iii) the non-breaching party cannot be reasonably or adequately compensated in money damages in an action at law in the event of a breach of any obligations under this Section 7.2. Each party therefore expressly agrees that, in addition to any other rights or remedies which non-breaching party may have at law or in equity or by reason of any other written agreement, the non-breaching party shall be entitled to obtain injunctive and other equitable relief in the form of temporary, preliminary and permanent injunctions in the event of any actual or threatened breach of any such obligation by the breaching party without the necessity of proving actual damages and without the necessity of posting any bond or other security. Nothing in this Agreement shall be construed to prohibit a party from pursuing any other remedy in connection with a breach of this Section 7.2, and all remedies for breach of this Section 7.2, whether in or under law, equity or otherwise are cumulative.

(i) Acknowledgments. Each party acknowledges and agrees that the other party has acquired and intends to invest substantial time, money and other resources in developing and maintaining competitive advantage and its good will in its industry. Each party further acknowledges and agrees that the covenants contained in this Section 7.2are reasonable and necessary in all respects to protect the goodwill, trade secrets, Confidential Information and business interests of the other party, (ii) are not oppressive to such party; and (iii) do not impose any greater restraint on such party than is reasonably necessary to protect the goodwill, trade secrets, Confidential Information and legitimate business interests of such party.

(j) Nature of Covenants. The covenants in this Section 7.2 are independent covenants, and the existence of any claim by any party hereto against another party hereto under this Agreement or otherwise will not excuse a breach by a party hereto under, or waive any party’s obligation to perform, any of its covenants under this Section 7.2.

Section 7.3 Delivery of Audited Financial Statements of the ESCO Business. On or before the dates indicated below, Seller shall (and Lime shall cause Seller to) deliver to Purchaser true and complete copies of the following financial statements of Seller pertaining to the ESCO Business (excluding the Excluded Assets) (collectively, the “Financial Statements”): (i) the audited balance sheet as of December 31, 2011 and 2010, and the related statements of income and cash flows for the fiscal years then ended, together with all related notes and schedules thereto, audited by Seller’s independent registered public accounting firm, to be delivered by Seller on or before April 15, 2013, (ii) the audited balance sheet as of December 31, 2012, and the related statements of income and cash flows for the fiscal year then ended, together with all related notes and schedules thereto, audited by Seller’s independent registered public accounting firm, to be delivered by Seller on or before May 10, 2013, (iii) the unaudited statements of income for each quarterly period in the fiscal year ended December 31, 2012, together with all related notes and schedules thereto, to be delivered by Seller on or before April 30, 2013, (iv) the unaudited balance sheet as of the Closing Date, in substantially the form of Schedule 7.3, by March 31, 2013, and (v) the related statements of income for the two month period ended February 28, 2013, together with all related notes and schedules thereto, to be delivered by Seller on or before May 10, 2013. Seller and Lime hereby represent to and for the benefit of Purchaser that, if and when delivered to Purchaser, all such Financial Statements will (x) present fairly the financial condition, results of operations and cash flows of Seller as of the respective dates thereof and for the respective periods covered thereby; (y) have been prepared in accordance and consistent with the books and records of Seller; and (z) have been prepared in accordance with the GAAP, consistently applied throughout the periods involved. Notwithstanding the foregoing, in the event that (A) Seller fails, despite its good faith commercially reasonable efforts, to deliver to Purchaser any financial statements required in clauses (i), (ii) or (iii) on or before the applicable required deadline, and (B) Purchaser has not prior thereto given notice to Seller that Purchaser has determined in good faith that Purchaser requires such financial statements in order for Purchaser to comply with its reporting and filing requirements under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, then Seller shall not be deemed to be in breach or violation of its obligations under this Section 7.3 with respect to its failure to deliver such financial statements, provided that Seller delivers such financial statements as soon as practicable as they can be prepared and delivered by Seller using its good faith commercially reasonable efforts and no later than 30 days after the original deadline, provided that if the same conditions are met after such 30 day extension, then Seller shall be entitled to up to a second 30 day extension but no further extensions.

Section 7.4 Preservation of Customer Records Relating to ESCO Business and Assets. At or promptly after the Closing, Seller shall transfer and deliver to Purchaser all Customer Records (or an accurate and complete copy thereof). For a period of three years after the Closing Date, Purchaser shall preserve all Customer Records, and shall provide reasonable access to Seller thereto and the right to make copies and extracts therefrom at any time during normal business hours, and shall not dispose of any Customer Records, provided that at any time after the Closing, Purchaser may give Seller written notice of its intention to dispose of any Customer Records, and Seller shall have a period of 60 days after receipt of any such notice to notify Purchaser of its desire to retain any of such items to be disposed of. Purchaser shall, upon receipt of such notice from Seller, deliver to Seller the items that Seller has elected to retain.

Section 7.5 Taxes.

(a) Pre-Closing. Seller shall be responsible for the timely preparation of all federal, state and local income, excise, withholding, property, sales, use, franchise and other tax returns, reports and forms pertaining to the Assets and the ESCO Business for all taxable periods ending on or before the Closing Date, and Seller shall be responsible for the payment in full of all amounts due thereunder.

(b) Due to Transactions. Seller shall pay all federal, state and local sales, use, income, franchise, worker’s compensation, unemployment documentary and other transfer taxes and fees arising out of the transfer of the Assets and the ESCO Business in accordance herewith, and shall pay its portion, prorated as of the Closing Date, of all federal, state and local personal property taxes relating to the Assets. Purchaser shall not be responsible for any business, occupation, withholding, or similar tax, or any taxes of any kind related to the Assets or the ESCO Business being acquired for any period before the Closing Date. Seller shall indemnify, reimburse and hold Purchaser harmless in respect of any liability for payment of or failure to pay any such taxes or any filing of or failure to file any reports required in connection therewith.

(c) Post-Closing. Purchaser shall not utilize the tax identification number of Seller. Purchaser shall be responsible for the preparation of all federal, state and local income, excise, withholding, property, sales, use, franchise and other tax returns, reports and forms pertaining to the ESCO Business and the Assets for all taxable periods ending after the Closing Date, and for the payment of all amounts due thereunder.

(d) Tax Proceedings. In the case of an audit or proceeding by a Governmental Authority (“Tax Proceeding”) that relates to taxes pertaining to the Assets, the ESCO Business or Seller during a period ending on or before the Closing Date, Seller shall have the right, in its sole discretion and at its expense, to control the conduct of such audit or proceeding and the defense and settlement thereof. Purchaser shall control the defense and settlement of any Tax Proceeding that relates to taxes pertaining to the Assets, the ESCO Business or Purchaser relating to taxable periods or portions thereof that begin on or after the Closing Date. Notwithstanding the foregoing, neither Seller nor Purchaser shall, without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed) consent to, agree to pay or otherwise concede any proposed adjustment or any settlement or payment that would have a materially adverse effect on the taxes or obligations of the other party. In the defense of any such Tax Proceeding, each party agrees to provide reasonable access to, and the right to make copies of, the information, books and records relating to the Assets and the ESCO Business within its possession to the other party, and to provide reasonable access to the employees who are knowledgeable regarding the relevant tax matters.

Section 7.6 Transition Services Agreement. At the Closing, Seller and Purchaser shall enter into the Transition Services Agreement, in the form of Exhibit B, to facilitate transitional issues affecting each of them (the “Transition Services Agreement”).

Section 7.7 Transferred Employees.

(a) Purchaser intends to, but shall not be obligated to, offer employment to the employees of the ESCO Business listed on Schedule 7.7. Such offers shall be effective as of the Effective Date. The Seller employees who receive and accept such offers of employment from Purchaser shall be referred to herein as “Transferred Employees.” No provision of this Agreement, express or implied, shall confer on any employee or former employee of Seller any right to employment or any continued right to employment for any extended period with Purchaser, except pursuant to a separate written employment agreement with Purchaser.

(b) After the Closing, Seller agrees to share and deliver personnel information for the Transferred Employees with Purchaser as reasonably necessary to effectuate the transition of employment of the Transferred Employees to Purchaser, including information regarding the level of compensation and benefits and prior service, of such Transferred Employees, and to otherwise reasonably cooperate with Purchaser with respect to the transition of employment of the Transferred Employees, provided that the Seller is under no obligation to share personnel information that cannot be legally disclosed or provided to Purchaser under applicable law because of privacy protections or otherwise.

(c) Purchaser shall use reasonable efforts to cause its insurers to give each Transferred Employee full credit for all service with the Seller for purposes of vesting and eligibility, including waiting periods relating to preexisting conditions under medical plans, under any employee benefit plan (as defined in Section 3(e) of ERISA) maintained by the Purchaser or its Affiliates, and any vacation or sick pay plan or policy in which the Transferred Employees participate on or after the Closing Date, to the extent permitted under such plans.

(d) Except for the Transferred Employees Vacation Pay, Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to or any other Liabilities of Seller with respect to any Transferred Employee or any other current or former employee of Seller, including, without limitation, (i) any and all (A) hourly pay, commissions, bonus, salary, fringe, pension or profit sharing benefits, (B) medical, dental, life insurance, health accident or disability or other employee benefits, (C) worker’s compensation claims, or (D) benefits and payments under any Employee Benefit Plan, in each case to the extent relating to the service with Seller at any time prior to the Closing Date, and (ii) any and all retention, severance, termination, change-in-control or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated (collectively, “Seller’s Employees’ Compensation”). Seller shall pay in full and otherwise satisfy all Seller’s Employees’ Compensation in accordance with all applicable requirements in a timely and complete manner.

(e) Purchaser is not assuming hereunder, and shall not have any Liability accruing or arising under, relating to or otherwise with respect to, any employee benefit plan of Seller or any salary, bonus, benefits or other compensation of any kind or nature relating to any employees of Seller arising, accruing or related to events occurring prior to the Closing Date, except for the Transferred Employees Vacation Pay. From and after the Closing, Seller shall remain solely responsible for any and all payments and other benefits under its employee benefit plans in respect of its employees, including the Transferred Employees, and their beneficiaries and dependents, except for the Transferred Employee Vacation Pay.

(f) From and after the Closing, Purchaser shall be responsible for all employment, salary and benefits to all Transferred Employees.

(g) Schedule 7.7 sets forth those employees of Seller deemed by Purchaser to be essential to the ESCO Business (the “Key Employees”). Each Key Employee shall execute and deliver to Purchaser a Confidentiality, Non-Competition or Employment Agreement, as set forth on Schedule 7.7.

(h) Lime and Seller shall release in writing, in form mutually acceptable to Seller and Purchaser, each and every Transferred Employee from, and waive all rights against, each Transferred Employee with respect to any confidentiality, non-solicitation or non-employment agreement, covenant or similar undertaking by any Transferred Employee (the “Transferred Employees Releases”).

(i) Seller shall permit the Transferred Employees that were issued any Seller credit cards and gas cards to be used for business expenses (“Seller Credit Cards”) to continue to use such Seller Credit Cards after the Closing Date, and shall not cause or permit such Seller Credit Cards to be cancelled or otherwise unable to be used by the Transferred Employees, for up to 14 days after the Closing Date, provided that Purchaser shall promptly reimburse Seller for all charges incurred after the Closing Date on such Seller Credit Cards after receipt of reasonably documented charges furnished by Seller to Purchaser.

Section 7.8 Permits. To the fullest extent permitted by applicable law and permitting requirements and subject to the Subcontractor Agreement, Seller shall allow Purchaser to perform the work under all Permits issued to Seller and necessary or appropriate for the performance of the Assumed Contracts (“Subcontract Permits”). Subject to the Subcontractor Agreement, Seller shall maintain all Subcontract Permits in full force and effect throughout the term of this Agreement as necessary and appropriate to allow Purchaser to complete and perform the work and the other obligations and duties under the Assumed Contracts. Subject to the Subcontractor Agreement, Seller shall use its commercially reasonable efforts (provided that Purchaser shall pay any out-of-pocket expenses incurred by Seller provided prior notice and reasonable documentation thereof is provided) to assist Purchaser to obtain all Permits required by Purchaser to perform the work after the Assumed Contracts are fully assigned to assumed by Purchaser, with the consents of the customers under the Assumed Contracts. Following the Closing, Purchaser shall take all commercially reasonable steps necessary or desirable to obtain promptly all Permits required to effect the Consents required under each Assumed Contract.

Section 7.9 License Agreement. Seller shall license to Purchaser the Seller’s Water Data Management System and its Lighting Data Management System on a perpetual, non-exclusive, royalty free, world-wide basis, in accordance with the License Agreement.

Section 7.10 Third-Party Consents. At the Closing, Seller shall assign, and Purchaser shall assume and be entitled to, all rights, benefits, interests, duties and obligations under the Assumed Contracts. To the extent that any Assumed Contract is not assignable without the consent of any other party to such Contract (“Other Parties”), this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder. Seller and Purchaser shall use their respective best efforts (provided that Purchaser shall bear all reasonable and documented out-of-pocket expenses of Seller that are borne after notice is given to Purchaser and Purchaser consents to such expenses) to obtain, as soon as reasonably practical and subject to Purchaser obtaining all necessary Permits in connection with the assignment of any such Assumed Contract, the consent of each Other Party to each Assumed Contract to the assignment of any such Assumed Contract to Purchaser in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained as of the Closing Date, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the applicable Assumed Contract, including enforcement at the cost and for the account of Purchaser of any and all rights of Seller against the Other Party thereto arising out of the breach or cancellation thereof by such Other Party or otherwise. Purchaser acknowledges that it has reviewed each Assumed Contract. Seller represents, warrants and agrees that it has obtained the consent of each Other Party to each Assumed Contract to permit Purchaser to act as a subcontractor to Seller under each Assumed Contract, except as set forth on Schedule 7.10. In furtherance of the foregoing, at the Closing Seller and Purchaser shall enter into a Subcontractor Agreement in the form of Exhibit C. In addition, after the Closing Date, Seller shall maintain insurance with respect to the Assets and the Assumed Contracts at the same levels as prior to the Closing, so long as such Assumed Contracts and related Assets are covered by the Subcontractor Agreement, and Purchaser shall reimburse Seller for Seller’s incremental out-of-pocket costs of such post-Closing insurance.

Section 7.11 Replacement Bonds. Purchaser shall use its commercially reasonably efforts to obtain a replacement payment and performance bond for each payment and performance bond currently in effect for the Assumed Contracts listed in Schedule 7.11, as soon as practical after it obtains receipt of consent from the Other Party to assignment to Purchaser of such Assumed Contract, and in connection therewith Purchaser shall cooperate with Seller and Lime so that they can terminate all such existing payment and performance bonds that are so replaced, provided that Purchaser’s failure to obtain such replacement bonds shall not constitute a breach or violation of this Agreement.

SECTION 8.

GENERAL PROVISIONS

Section 8.1 Governing Law. This Agreement shall in all respects be governed by and construed and enforced in accordance with the internal substantive laws of the State of Delaware without giving effect to any principle or rule of conflict or choice of laws. Any action suit, or other proceeding seeking to enforce any right, remedy, obligation, duty, covenant or provision of, or arising out of, this Agreement shall be brought and entered against any party hereto exclusively in any federal or state court of the State of North Carolina or Delaware located in such State. Each party hereto irrevocably submits to the personal jurisdiction of any such court, and irrevocably waives, to the fullest extent of the law, any objection that it may now or hereafter have to the laying of venue in any such court, and any claim that such action, suit or proceeding has been brought in an inconvenient forum.

Section 8.2 Expenses. Each of the parties to this Agreement agrees to pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel, accountant and other advisers and agents.

Section 8.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, provided that Purchaser may, without the consent of Seller, assign or delegate its rights or obligations under this Agreement to any of its Affiliates, in which case such assignee shall be substituted for Purchaser hereunder as though the assignee were the original party to this Agreement, and Purchaser shall be released from all obligations under this Agreement.

Section 8.4 Amendments. This Agreement may not be amended, supplemented or modified in any manner in whole or in part except by a writing signed by all parties to this Agreement that specifically states that it amends this Agreement.

Section 8.5 Notices. Any and all notices, demands, requests, elections and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given to a party (i) when delivered to such party in person, (ii) upon receipt of confirmation of transmission when sent by facsimile transmission or electronic mail, or (iii) one business day after deposit during normal business hours with a nationally recognized overnight courier service, specifying next business day delivery, with written verification of receipt, in each case to such party at the following addresses:

If to Purchaser:

PowerSecure, Inc.

1609 Heritage Commerce Court

Wake Forest, NC 27587 Attention: Sidney Hinton, President

Telephone: (919) 453-1750 Facsimile: (919) 453-1768

With a copy to:

Paul R. Hess, Esq.

Kegler, Brown, Hill & Ritter Co., L.P.A.

65 East State Street, Suite 1800

Columbus, Ohio 43215

Telephone: (614) 462-5400

Facsimile: (614) 464-2634

If to Seller:

Lime Energy Services Co.

16810 Kenton Drive, Suite 240

Huntersville, North Carolina 28078

Attention: John O’Rourke

Telephone: (704) 892-4442

Facsimile: (704) 892-5907

With copies to:

Joel Weinstein, Esq.

Greenberg Glusker Fields Claman & Machtinger LLP

1900 Avenues of the Starts, 21st Floor

Los Angeles, California 90067

Telephone: (310) 553-3610

Facsimile: (310) 201-2399

Any party may change its designated address by giving written notice thereof to all other parties hereto in the manner provided in this Section.

Section 8.6 Waiver. The obligations of any party hereunder may be waived only with the written consent of the party or parties entitled to the benefits the obligations so involved. Any waiver of a breach or violation of or default under any provision of this Agreement shall not be construed or operate as, or constitute, a waiver of any other or subsequent breach or violation of or default under that provision or any other provision of this Agreement. The failure of or delay by any party to insist upon strict compliance with any provision of this Agreement on any one or more occasions shall not be construed or operate as, or constitute, a continuing waiver of, or an estoppel of that party’s right to insist upon strict compliance with, that provision or any other provision of this Agreement.

Section 8.7 Severability. The provisions of this Agreement shall be deemed severable. If any provision of this Agreement is determined to be illegal, invalid or unenforceable in any situation or in any respect for any reason, then (i) the parties hereto shall use their good faith best efforts to agree to a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remaining provisions of this Agreement shall remain in full force and effect, and the application of such provision in any other situation or respect shall not be affected.

Section 8.8 Headings. The headings used in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 8.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.10 No Third Party Beneficiaries. Except as expressly provided in this Agreement (including but not limited to Section 6), this Agreement does not confer or create, is not intended by the parties hereto to confer or create, and shall not be construed to as conferring or creating, upon any person or entity other than the parties hereto and their successors and permitted assigns any rights, remedies or causes of action under or by reason of this Agreement.

Section 8.11 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated into and made a part of this Agreement as if they were fully set forth herein.

Section 8.12. Interpretation of Certain Provisions. Except as otherwise expressly provided herein, as used in this Agreement:

(i) any reference to any federal, state, local or foreign statute or law shall be deemed also to include a reference to all rules and regulations promulgated thereunder;

(ii) the term “including” means “including, without limitation”;

(iii) the word “or” is not exclusive;

(iv) the term “Entity” means any corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, estate, or any other form of business or entity;

(v) the term “Governmental Authority” means any federal, state, local or foreign government, quasi-governmental administration or regulatory body, agency or authority;

(vi) the term “Affiliate” means and includes, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, where the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or polices of such Person, whether through the ownership of voting securities, by contract or otherwise, and includes, with respect to any individual, any spouse, parents, children, grandchildren, siblings of such Person, and any Person living in the household of such individual, and with respect to any Entity, any directors, officers, managers, general partners, trustees and 10% owners of such Entity;

(vii) the term “business day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by law to be closed for business;

(viii) the term “Person” means and includes any individual, Entity or Governmental Authority;

(ix) the number and gender of each noun and pronoun and the terms “Person” and “Persons” and the like shall be construed to mean such number and gender as the context, the circumstances or its antecedent may require;

(x) the terms “hereof”, “herein”, hereby”, “hereunder” and words of similar import refer to this Agreement as a whole, and not to any Section, subsection or clause of this Agreement;

(xi) the terms “Party”, “Parties”, “party”, and “parties” mean a party or parties to this Agreement, unless, in the case of the terms “party” and “parties”, the context indicates otherwise;

(xii) each reference to a Section means such Section of this Agreement; and

(xiii) each reference to a Schedule or an Exhibit means such Schedule or Exhibit, respectively, to this Agreement.

Section 8.13 Public Announcements. After the Closing, Seller and Purchaser shall obtain the other party’s prior approval (which approval shall not be unreasonably withheld or delayed) of the press release that it intends to issue immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

Section 8.14 Counterparts. This Agreement may be executed in any number of counterparts, including counterparts executed by less than all parties hereto, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.15 Independent Counsel and Interpretation. The parties hereto each acknowledges that it has been advised and represented by independent legal counsel in the negotiation, execution and delivery of this Agreement, the Seller Related Instruments and the Purchaser Related Instruments, has participated in the negotiation and drafting of this Agreement, and has relied on its own accounting, legal and financial advisors. Accordingly, this Agreement, the Seller Related Instruments and the Purchaser Related Instruments shall be construed in accordance with such agreement’s fair meaning as if prepared by all parties and shall not be construed for or against any party because any party or its Representatives drafted such provision.

Section 8.16 Entire Agreement. This Agreement, along with the Seller Related Instruments and the Purchaser Related Instruments and the Schedules and Exhibits hereto, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, whether oral or written, among the parties hereto in connection with the subject matter of this Agreement. Without limiting the foregoing, this Agreement supersedes and terminates the Bonding Support Agreement, without any obligation or liability of any party thereunder.

(The next page is the Signature Page)

IN WITNESS WHEREOF, this Asset Purchase and Sale Agreement has been executed and delivered by or on behalf of the parties hereto by their duly authorized officers as of the date first above written.

SELLER:

LIME ENERGY SERVICES CO.

By:	/s/ John O’Rourke

Its:	President

LIME:

LIME ENERGY CO.

By:	/s/ John O’Rourke

Its:	CEO

PURCHASER:

POWERSECURE, INC.

By:	/s/ Christopher T. Hutter

Its:	Chief Financial Officer

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